                                                                   Exhibit 10.41

                                                                       Original
                                                                    Number 2 of
                                                                     6 Executed
                                                                    Counterparts

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                        GROVE STREET ASSOCIATES OF JERSEY
                            CITY LIMITED PARTNERSHIP

                                    Landlord

                                       To

                           DLJ SECURITIES CORPORATION

                                     Tenant

                                      LEASE

                     Premises: International Financial Tower
                             Jersey City, New Jersey

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

                                     INDEX

Article         Caption                                                     Page
-------         -------                                                     ----

 1.             Demise, Premises, Term, Rents                                1

 2.             Use                                                          3

 3.             Completion of Reconstruction of the Building and
                Preparation of the Demised Premises                          3

 4.             When Demised Premises Ready for Occupancy                    6

 5.             Adjustments of Rent                                          8

 6.             Adjacent Excavation--Shoring                                17

 7.             Subordination, Notice to Lessors and Mortgagees             18

 8.             Quiet Enjoyment                                             19

 9.             Assignment and Subletting                                   19

10.             Compliance with Laws and Requirements of Public
                Authorities                                                 27

11.             Insurance                                                   28

12.             Rules and Regulations                                       30

13.             Tenant's Changes                                            31

14.             Tenant's Property                                           33

15.             Repairs and Maintenance                                     34

16.             Electricity                                                 34

17.             Heat, Ventilation and Air-Conditioning                      35

18.             Landlord's Other Services, Security                         36

19.             Access, Changes in Building Facilities, Name                37

20.             Notice of Accidents                                         38

21.             Non-Liability and Indemnification                           38

22.             Destruction or Damage                                       39

23.             Eminent Domain                                              42

24.             Surrender                                                   44

25.             Conditions of Limitation                                    44

26.             Re-Entry by Landlord                                        45

27.             Damages                                                     46

28.             Waivers                                                     47

29.             No Other Waivers or Modifications                           48

30.             Curing Tenant's Defaults, Additional Rent                   49

31.             Broker                                                      49

32.             Notices                                                     50

33.             Estoppel Certificate, Memorandum                            50

34.             Arbitration                                                 51

35.             No Other Representations, Construction
                Governing Law, Consents                                     52

36.             Parties Bound                                               52

37.             Certain Definitions and Construction                        53

38.             Financing                                                   53

39.             Right of First Refusal                                      54

40.             Renewal Options                                             56

41.             Option With Respect to the 10th Floor                       59

42.             Option With Respect to the 11th Floor                       61

43.             Name of Building                                            65

44.             Definitions                                                 65

45.             Loading Dock, Storage Space, Parking
                 Spaces, Communication Link                                 66

46.             Landlord's Restriction on Retail Space                      67

                Testimonium, Signatures and Seals                           68

                Acknowledgments                                             69

                Exhibit A-Description of the Premises

                Exhibit B-Diagram of Space

                Exhibit C-Work Letter

                Exhibit D-Rules and Regulations

                Exhibit E-Definitions

                Exhibit F-Mortgages and Ground Leases

      This Index is included only as a matter of convenience of reference and shall not be deemed or construed in any way to define or limit the scope of the following lease or the intent of any provision thereof.

                                      LEASE

      LEASE, dated July 1, 1987, between GROVE STREET ASSOCIATES OF JERSEY CITY LIMITED PARTNERSHIP, a New Jersey limited partnership having an office at 11 Commerce Drive, Cranford, New Jersey 07016 (hereinafter referred to as "Landlord") and DLJ SECURITIES CORPORATION, a New York corporation having an office at 120 Broadway, New York, New York 10271 (hereinafter referred to as "Tenant").

                                   WITNESSETH:

                                    ARTICLE 1

                          Demise, Premises, Term, Rents

      1.01 Landlord hereby leases to Tenant, and Tenant hereby hires from Landlord, the premises hereinafter described, in the building located on Grove Street, in the City of Jersey City, County of Hudson and State of New Jersey (the aforesaid building and the parking structure attached thereto are hereinafter called the "Building"), on the parcel of land more particularly described in Exhibit A (the "Land"), for the term hereinafter stated, for the rents hereinafter reserved and upon and subject to the conditions (including limitations, restrictions and reservations) and covenants hereinafter provided. Each party hereby expressly covenants and agrees to observe and perform all of the conditions and covenants herein contained on its part to be observed and performed.

      1.02 The premises hereby leased to Tenant are the 3rd through 9th floors of the Building inclusive and the portion of the mezzanine level indicated by cross-hatching, all as shown on the floor plans annexed hereto as Exhibit B. Said premises together with all fixtures and equipment which at the commencement, or during the term, of this lease are thereto attached (except items not deemed to be included therein and removable by Tenant as provided in
Article 14) constitute and are hereinafter called the "Demised Premises."

      1.03 The term of this lease, for which the Demised Premises are hereby leased, shall commence on a date (herein called the "Commencement Date") which shall be (a) the later of (i) May 1, 1989 or (ii) thirty (30) days after the day on which the Demised Premises are ready for occupancy (as defined in Article 4) or (b) the day Tenant, or anyone claiming under or through Tenant, first occupies the Demised Premises (exclusive of the Data Center) for business, whichever of (a) or (b) occurs earlier, and shall end at noon of the last day of the calendar month in which occurs the day preceding the twentieth (20th) anniversary of the Commencement Date, which ending date is hereinafter called the "Expiration Date", or shall end on such earlier date upon which said term may expire or be cancelled or terminated pursuant to any of the conditions or covenants of this lease or pursuant to law. Promptly following the Commencement Date the parties hereto (hereinafter sometimes referred to as the "parties") shall enter into a recordable supplementary agreement fixing the dates of the Commencement Date and the Expiration Date and if they cannot agree thereon within fifteen (15) days after Landlord's request therefor, such dates shall be determined by arbitration in the manner provided in Article 34.

      1.04 The "rents" reserved under this lease, for the term thereof, shall be and consist of:

            (a) "fixed rent" as follows:

                  (i) Three Million Nine Hundred Eighty-Two Thousand Three Hundred Thirty-Seven and 50/100 ($3,982,337.50) per year ($331,861.46 per month) for the first five years of the term;
                  (ii) Four Million Nine Hundred Two Thousand One Hundred Twenty-Nine and 00/100 ($4,902,129.00) per year
                        ($408,510.75 per month) for the second five years of the term;
                  (iii) Five Million Eight Hundred Eighty-Three Thousand Five
                        Hundred Eighty-Two and 50/100 ($5,883,582.50) per year ($490,298.54 per month) for the third five years of the term; and
                  (iv) Seven Million Sixty Thousand Two Hundred Ninety-Nine and 00/100 ($7,060,299.00) per year ($588,358.25 per month)
                        for the last five years of the term.

      the fixed rent shall be payable in equal monthly installments in advance on the first day of each and every calendar month during the term of this lease (except that Tenant shall pay, upon the execution and delivery of this lease by Tenant, the sum of $33,944.00 to be applied against the first rents becoming due under this lease or returned to Tenant in the event this lease is cancelled in accordance with the provisions hereof prior to the Commencement Date), and

            (b) "additional rent" consisting of all such other sums of money as shall become due from and payable by Tenant to Landlord hereunder (for default in payment of which Landlord shall have the same remedies as for a default in payment of fixed rent), all to be paid to Landlord at its office, or such other place, or to such agent and at such place, as Landlord may designate by notice to Tenant, in lawful money of the United States of America.

      1.05 Tenant shall pay the fixed rent and additional rent herein reserved promptly as and when the same shall become due and payable, without demand therefor and without any abatement, deduction or setoff whatsoever except as expressly provided in this lease.

      1.06 If the Commencement Date occurs on a day other than the first day of a calendar month, the fixed rent for such calendar month shall be prorated and the balance of the first month's fixed rent theretofore paid shall be credited against the next monthly installment of fixed rent.

                                    ARTICLE 2

                                       Use

      2.01 Tenant shall use and occupy the Demised Premises for general and executive office use and all uses incidental to securities trading and sales (including, without limitation, retail securities trading and sales) including, without limitation, operation of trading floors and trading support systems and for no other purpose. In connection with, and incidental to, Tenant's use of the Demised Premises as provided in this Article 2, Tenant may use a portion of the Demised Premises as: (i) a kitchen facility for the preparation and dispensing of food to its officers, partners, employees and business guests (but not for use as a public restaurant); (ii) a mail room; (iii) a word processing center;
(iv) reproduction and copying facilities for Tenant's own business requirements;
(v) a computer and communication system in connection with Tenant's general business; (vi) employee lounges; (vii) an executive dining room and (viii) areas providing vending machines for the exclusive use of the officers, employees and business guests of Tenant.

      2.02 If after delivery of possession has occurred any governmental license or permit, other than a Certificate of Occupancy, shall be required for the proper and lawful conduct of Tenant's business in the Demised Premises, or any part thereof, and if failure to secure such license or permit would in any way affect Landlord, Tenant, at its expense, shall duly procure and thereafter maintain such license or permit and submit the same for inspection by Landlord. Tenant shall at all times comply with the terms and conditions of each such license or permit.

      2.03 Landlord shall secure a final certificate of occupancy for the Demised Premises which shall permit the Demised Premises to be used for office purposes. Tenant shall not at any time use or occupy, or suffer or permit anyone to use or occupy, the Demised Premises, or do or permit anything to be done in the Demised Premises, in violation of the Certificate of Occupancy for the Demised Premises or for the Building.

                                    ARTICLE 3

                   Completion Of Construction Of The Building
                     And Preparation Of The Demised Premises

            3.01 (a) Landlord shall use reasonable speed and diligence in completing the construction of the Building and in preparing the Demised Premises for Tenant's occupancy. Delivery of possession of the Data Center is anticipated by September 1, 1988 (herein called the "Data Center Delivery Date") and the remainder of the Demised Premises shall be "ready for occupancy" (as defined in Article 4) by March 1, 1989 (herein called the "Initial Space Delivery Date"), but Landlord shall not be liable to Tenant if the anticipated date is not met. Landlord intends to (i) obtain a written commitment for a construction loan substantially in accordance with the terms set forth in the term sheet of MidLantic Bank dated May 14, 1987, (the "Commitment"), on or before a date which shall be ninety (90) days from the date this lease is executed by both Landlord and Tenant (the "Commitment Date"), (ii) complete the pouring of concrete for the first ten (10) floors of the Building (except the ground floor slab) on or before

February 28, 1988; (iii) have formed concrete panels on or before May 30, 1988 sufficient to enclose the Building up to and including the highest floor of the Demised Premises; (iv) commence installation of the curtain wall and enclose at least the lowest above-grade floor of the Building which contains office space on or before May 30, 1988; (v) "top off" the Building, enclose the Demised Premises and install the Basic Systems (as defined in Subsection (e) of this Section 3.01) on or before February 1, 1988; and (vi) complete the Building and work to be performed by Landlord for the purposes of Tenant's occupancy pursuant to Exhibit C of this lease on or before March 1, 1989. If Landlord shall fail to obtain the Commitment by the Commitment Date, then Tenant shall have the right to terminate this lease by giving written notice to Landlord after the Commitment Date but not later than thirty (30) days after the Commitment Date, to the effect this lease will be terminated effective immediately. If Landlord shall fail to construct the Building in accordance with the date set forth in clause (ii) of this Subsection (a) (as such date may have been extended in accordance with the provisions of Subsection (b) of this Section 3.01), then Tenant shall have the right to terminate this lease by giving written notice to Landlord, after August 31, 1988 but not later than September 30, 1988, to the effect that this lease will be terminated on a designated date which shall be the later of thirty (30) days from the date of such notice or October 30, 1988 (which date(s) shall also be extended for a period of time equal to an "Anticipated Delay", as hereinafter defined, for which the date set forth in clause (ii) of this Subsection (a) may have been extended). If Landlord shall fail to construct the Building in accordance with any of the dates set forth in clauses (iii) and (iv) of this Subsection (a) (as such dates may have been extended in accordance with the provisions of Subsection (b) of this Section 3.01), then Tenant shall have the right to terminate this lease by giving written notice to Landlord after November 30, 1988 but not later than December 30, 1988 (which date(s) shall also be extended for a period of time equal to an "Anticipated Delay", as hereinafter defined, for which the dates set forth in clause (iii) and (iv) of Subsection (a) may have been extended), to the effect that this lease will be deemed terminated on a designated date which shall be at least thirty (30) days from the date of such notice. Upon the designated date set forth in any of the aforesaid notices, this lease shall fully expire and be deemed terminated and Tenant shall be fully released of all obligations of this lease and shall be entitled to receive from Landlord any monies paid by Tenant hereunder for advance rent unless prior to such designated date, Landlord shall in fact have fully and satisfactory completed the applicable phase of construction in which event the notice of termination shall be rendered null and void.

                  (b) In the event that (i) at any time, Landlord desires to postpone the construction of the Building or delay the construction of the Building for a period of time which will render construction of the Building in accordance with the time-table set forth in Subsection (a) of this Section 3.01 impossible under reasonable standards, or (ii) on or before December 31, 1987, Landlord knows that the Building will not be built or that construction of the Building has been so delayed for a period of time which will render construction of the Building in accordance with the time-table set forth in Subsection (a) of this Section 3.01 impossible under reasonable standards, then and in any such event Landlord agrees to send a written notice (the "Delay Notice") to Tenant, which in the case of a Delay Notice under clause (ii) of this Subsection (b) shall be sent on or before December 31, 1987, indicating the basis for the delay and the amount of time (the "Anticipated Delay") which Landlord estimates construction will be delayed. Within twenty (20) days after the receipt of the Delay Notice, Tenant shall have the right to cancel this lease by giving written notice thereof to Landlord, whereupon this lease shall fully expire and be deemed terminated and Tenant shall be fully released of all obligations of Tenant hereunder and shall be entitled to receive from Landlord any monies paid by Tenant hereunder for advance rent. In the event Tenant does not elect to cancel, then this lease shall continue unmodified, except that the dates specified in clauses (ii), (iii) and (iv) of Subsection (a) above which are unfulfilled at the time of the sending of the Delay Notice shall be extended for a period of time equal to the Anticipated Delay.

                  (c) Notwithstanding anything to the contrary herein contained, the date on which rent shall commence (the "Rent Commencement Date") shall be extended as follows:

                        (i) the Rent Commencement Date shall be extended by one
            day for each day after the Data Center Delivery Date that Landlord fails to deliver possession of the Data Center in accordance with the provisions of this lease; and

                        (ii) the Rent Commencement Date shall be extended by one
            day for the excess of (A) each day after the Initial Space Delivery Date that Landlord fails to deliver possession of the remainder of the Demised Premises in accordance with the provisions of this lease over (B) the number of days, if any, by which the Rent Commencement date has already been extended pursuant to clause (i) of this Subsection (c) above.

                  (d) The right of cancellation herein provided and the return of any monies paid hereunder by Tenant for advance rent shall be Tenant's exclusive remedies under this lease in the event Landlord fails to comply with the provisions of this Section 3.01.

                  (e) As used in this Section 3.01, the term "Basic Systems" shall mean the HVAC systems and elevators serving the Demised Premises.

            3.02 Landlord agrees to construct an 18 story plus penthouse building containing at least 562,000 square feet of space and an attached 200,000 square foot garage of six levels containing not less than 520 parking spaces. Approximately 20,000 square feet of the Building may be utilized for retail use. Landlord agrees that the Building will be constructed in accordance with the final plans and specifications prepared by Herbert Beckherd and Richard Richlan Associates. The final plans and specifications shall substantially conform to the preliminary plans referred to on Exhibit C. Landlord shall complete the Building including the exterior and common areas as a first-class office building substantially in accordance with Existing Plans (as defined in Exhibit C) and specifications and shall include all the features and things required by this lease without change therefrom, except

            (a) as may be consented to in writing by Tenant (which consent shall not be unreasonably withheld or delayed), or

            (b) as may be necessary to comply with any applicable law or requirement of public authority and will not (i) materially and adversely affect any of the services to be rendered by Landlord to Tenant pursuant to this lease or (ii) materially and adversely affect (A) the layout, (B) the utility of the Demised Premises, or (C) the usable area of the Demised Premises.

            3.03 The Demised Premises shall be completed and prepared for Tenant's occupancy in the manner, and subject to the terms, conditions and covenants, set forth in Exhibit C. The facilities, materials and work so to be furnished, installed and performed in the Demised Premises are hereinafter and in Exhibit C referred to as the Basic Work and the Supplementary Work. Landlord and Tenant agree to perform their respective obligations under Exhibit C which is annexed hereto and made a part hereof, and in the event Tenant fails to make the payments required to be made thereunder, Landlord shall have the remedies available for non-payment of rent.

            3.04 Tenant shall have access to plans and specifications for the Building at all reasonable times, and Landlord shall deliver to Tenant copies of such plans and specifications for Tenant's premises together with a layout of all the floors in the Building for Tenant's review after substantial completion of the Building but prior to the Commencement Date.

                                    ARTICLE 4

                    When Demised Premises Ready For Occupancy

            4.01 The Demised Premises (exclusive of the Data Center) shall be deemed ready for occupancy on the earliest date on which all of the following conditions have been met:

            (a) A Certificate of Occupancy (temporary or final) has been issued by the City of Jersey City, permitting Tenant's use of the Demised Premises for office purposes;

            (b) The Supplementary Work has been substantially completed; and it shall be so deemed notwithstanding the fact that minor or insubstantial details of construction, mechanical adjustment, or decoration remain to be performed, the noncompletion of which does not materially interfere with Tenant's use of the Demised Premises;

            (c) Reasonable means of access taking into account the nature of Tenant's business and those facilities necessary to Tenant's occupancy of the Demised Premises, including elevators, toilets, plumbing, water, lighting and electrical power facilities, have been installed and are in reasonably good operating order and available to Tenant.

            (d) the heating, ventilating and air conditioning system (hereinafter referred to as "HVAC") shall have been installed, and shall be in reasonably good operating order;

            (e) all facilities and systems serving the Building (including the Tenant's Loading Dock as defined in Section 45.1) and passing through the Demised Premises or any part thereof, and at least five (5) elevators servicing the Demised Premises shall have been substantially completed, the Building shall be completely enclosed (except as permitted in subparagraph (f) hereinafter) and all scaffolding shall have been removed therefrom, except for a temporary hoist, and the remaining work to be done on the Building is of such a nature as will not materially interfere with Tenant's normal use and occupancy of the Demised Premises;

            (f) all windows shall have been fully installed in the Building provided that if all windows have been installed in the Demised Premises but not in the Building, such condition shall not prevent the readiness of the Demised Premises as long as the lack of any windows in the Building does not have materially adverse effect on Tenant's occupancy of the Demised Premises or the operation of the systems therein;

            (g) the lobby, corridors and sidewalks have been substantially completed to allow access to the Demised Premises and are reasonably presentable in appearance and there shall be no unreasonable obstructions therein or thereon;

            (h) all Building security systems and any mechanisms to insure the security of the Demised Premises, have been installed and are operative;

            (i) the parking garage has been substantially completed and is available for use of Tenant's employees;

            (j) Notwithstanding the foregoing, the Data Center shall be deemed ready for occupancy when the "Preliminary Installations" (as defined in Exhibit C) with respect to the Data Center have been completed, there is reasonable access thereto for delivery of equipment and employees using the Data Center shall have reasonable parking facilities available (provided however Landlord shall not be obligated to construct any separate parking facilities for such employees).

Landlord shall give Tenant a preliminary notice, (the "Preliminary Notice") estimating the date (the "Delivery Date") when the conditions listed in Subsections (a) through (i) above will be met, which Preliminary Notice shall contain a statement that the effect of Tenant's failure to respond thereto within thirty (30) days after Tenant's receipt thereof shall be deemed an acknowledgement that the conditions of Subsection (a) through (i) above have been met. The Preliminary Notice shall be given by Landlord to Tenant at least sixty (60) and not more than ninety (90) days prior to the Delivery Date set forth therein. At any time within thirty (30) days after Tenant shall have received Landlord's Preliminary Notice referred to in the preceding sentence, Tenant may send Landlord written notice (the "Objection Notice") of those conditions listed in subsections (a) through (i), completion of which Tenant deems essential for Tenant's occupancy of the premises, and which Tenant reasonably believes will not be completed by the Delivery Date. Upon receipt of Tenant's Objection Notice, Landlord shall either (i) extend the Delivery Date for a period reasonably needed by Landlord to complete the work specified in Tenant's Objection Notice (which shall not be less than thirty (30) days), or
(ii) notify Tenant that Landlord will complete those conditions listed in Tenant's Objection Notice on or before the Delivery Date, and in the event Landlord fails so to do, Landlord shall indemnify Tenant for any damages sustained as a result of Landlord's failure so to do. Any dispute as to damages sustained by Tenant shall be submitted to arbitration in accordance with Article 34 hereof.

      4.02 If the occurrence of any of the conditions listed in Section 4.01, and thereby the making of the Demised Premises ready for occupancy, shall be delayed due to any act or omission of Tenant or any of its employees, agents or contractors or any failure (not due to any act or omission of Landlord or any of its employees, agents or contractors) to plan or execute Tenant's Work diligently and expeditiously, which shall continue after Landlord shall have given Tenant reasonable notice that such act, omission or failure would result in delay, and such delay shall have been unavoidable by Landlord in the exercise of reasonable diligence and prudence, the Demised Premises shall be deemed ready for occupancy on the date when they would have been ready but for such delay.

      4.03 If and when Tenant shall take actual possession of the Demised Premises, it shall be conclusively presumed that the same were in satisfactory condition (except for latent defects and except for items which, because of the seasonal nature of their use, would not, in the ordinary course of Tenant's business, be detected within such ninety (90) day period) as of the date of such taking of possession, unless within ninety (90) days after Tenant takes possession of the Demised Premises Tenant shall give Landlord notice specifying the respects in which the portions of the Demised Premises which Tenant has taken possession of were not in satisfactory condition.

      4.04 In the event that as a result of Landlord's maintenance of a construction hoist Tenant shall be unable to use a portion of the Demised Premises, Tenant shall be entitled to an abatement of rental representing the rental payable on the portion of the premises which is not useable. Such abatement shall continue so long as the temporary hoist shall exist. Landlord will use reasonable efforts to remove such hoist within twelve (12) months after the Commencement Date.

      4.05 Landlord agrees to obtain a Final Certificate of Occupancy for the entire Building after completion thereof.

                                    ARTICLE 5

                               Adjustments Of Rent

      5.01 Tax Escalation. For the purpose of Sections 5.01-5.06:

            (a) "Taxes" shall mean the real estate taxes and assessments (exclusive of penalties and interest) and special assessments imposed upon the Building and the Land or payments required to be made to any governmental authority in lieu thereof. If at any time during the term of this lease the methods of taxation prevailing at the commencement of the term hereof shall be altered so that in lieu of or as an addition to or as a substitute for the whole or any part of the taxes, assessments, levies, impositions or charges now levied, assessed or imposed on real estate and the improvements thereon, there shall be levied, assessed or imposed (i) a tax, assessment, levy, imposition or charge wholly or partially as capital levy or otherwise on the rents received therefrom, or (ii) a tax, assessment, levy, imposition or charge measured by or based in whole or in part upon the Demised Premises and imposed upon Landlord, or (iii) a license fee measured by the rents payable by Tenant to Landlord, then all such taxes, assessments, levies, impositions or charges, or the part thereof so measured or based, shall be deemed to be included within the term "Taxes" for the purposes hereof. Anything contained herein to the contrary notwithstanding, Taxes shall not be deemed to include (i) any taxes on Landlord's income, (ii) franchise taxes, (iii) estate or inheritance taxes or
(iv) any similar taxes imposed on Landlord, unless such taxes are levied, or assessed or imposed in lieu of or as a substitute for the whole or any part of the taxes, assessments, levies, or impositions which now constitute Taxes.

            (b) "Tax Year" shall mean the fiscal year for which Taxes are levied by the governmental authority.

            (c) "Initial Tax Year" shall mean the Tax Year in which the Commencement Date occurs.

            (d) "Initial Tax Period" shall mean that portion of the Initial Tax Year between the Commencement Date and the expiration of the Initial Tax Year.

            (e) "Tenant's Proportionate Share" shall mean for purposes of this lease and all calculations in connection with Sections 5.01-5.06 41.31% which has been computed on the basis of a fraction, the numerator of which is the agreed rentable square foot area of the Demised Premises as set forth below (which rentable square foot area is hereinafter sometimes referred to as the "Multiplication Factor") and the denominator of which is the agreed rentable square foot area of the Building above grade level as set forth below. The parties agree that the rentable square foot area of the Demised Premises shall be deemed to be 256,925 square feet and that the agreed rentable square foot area of the Building above grade (excluding the garage) shall be deemed to be 621,900 square feet (the "Building Area"). In the event the Building Area shall be increased above 621,900 square feet (excluding the garage), Tenant's Proportionate Share shall be recomputed to reflect such increase.

            (f) "Total Initial Tax Share" shall mean the amount of the Taxes paid or to be paid by Landlord for the Initial Tax Period (i.e., the Taxes payable for the Initial Tax Year multiplied by a fraction, the numerator of which is the number of days between the Commencement Date and the expiration of the Initial Tax Year, and the denominator of which is 365).

            (g) "Tenant's Initial Tax Share" shall mean an amount equal to the Total Initial Tax Share multiplied by Tenant's Proportionate Share.

            (h) "Projected Taxes" shall mean the anticipated amount of Taxes which will be imposed for a Tax Year (based on the average annual increase over the immediately preceding three (3) year period (or such shorter period as may have actually elapsed since the Commencement Date, or, in the case of the first Tax Year after the Initial Tax Year, an amount representing a reasonable increase over the previous year).

            (i) "Actual Taxes" shall mean the actual Taxes imposed for a Tax
Year.

            (j) "Tenant's Projected Share of Taxes" shall mean an amount equal to the Projected Taxes multiplied by Tenant's Proportionate Share and then divided by number of payment periods in the Tax Year in question (which periods shall be measured by reference to the last date on which said Taxes may be paid without the imposition of any interest or penalty thereon).

            (k) "Tenant's Proportionate Share of Taxes" shall mean the Actual Taxes multiplied by Tenant's Proportionate Share.

            5.02 (a) Within thirty (30) days after the Commencement Date, Landlord shall furnish Tenant with a written statement (the "Initial Tax Statement") of (i) the Total Initial Tax Share, and (ii) Tenant's Initial Tax Share.

            (b) Within sixty (60) days after the expiration of the Initial Tax Year, Landlord shall furnish Tenant with a written statement (the "Second Tax Statement") indicating (i) the amount of Taxes which Landlord will be required to pay for the upcoming Tax Year, (ii) the Projected Taxes, and (iii) Landlord's computation of Tenant's Projected Share of Taxes for the upcoming Tax Year.

            (c) Within sixty (60) days after the expiration of each Tax Year after the Initial Tax Year, Landlord shall furnish Tenant with a written statement (the "Subsequent Tax Statement") indicating (i) the amount of Taxes which Landlord will be required to pay for the upcoming Tax Year, (ii) the Projected Taxes, (iii) Landlord's computation of Tenant's Projected Share of Taxes for the upcoming Tax Year, (iv) Tenant's Proportionate Share of Taxes for the Tax Year which has recently expired, and (v) any discrepancy between Tenant's Proportionate Share of Taxes for the Tax Year which has recently expired and Tenant's Projected Share of Taxes for such Tax Year.

            (d) Payments of rental in accordance with the Initial Tax Statement, Second Tax Statement and Subsequent Tax Statements shall be made at the times specified in Section 5.05.

      5.03 (a) Landlord represents that the Building has been granted a tax exemption under the Fox-Lance statute.

            (b) Notwithstanding the fact that the increase in rent is measured by an increase in Taxes, such increase is additional rent and shall be paid by Tenant as provided herein regardless of the fact that Tenant may be exempt, in whole or in part, from the payment of any taxes by reason of Tenant's diplomatic or other tax exempt status or for any other reason whatsoever.

      5.04 Subject to the provisions of Section 5.11, only Landlord shall be eligible to institute tax reduction or other proceedings to reduce the assessed valuation of the Land and Building. Should Landlord be successful in any such reduction proceedings and obtain a rebate for periods during which Tenant has paid its share of increases or received the benefit of any decreases, Landlord shall after deducting its expenses, including without limitation, attorneys' fees and disbursements in connection therewith, return Tenant's Proportionate Share of such rebate to Tenant.

      5.05 (a) Tenant shall pay to Landlord as additional rent during the Initial Tax Period, Tenant's Initial Tax Share which shall be payable forty-five
(45) days prior to the date Landlord is required to make any payments to the taxing authority, the first payment representing the payments retroactive to the Commencement Date and including the current month shall be made within ten (10) days after receipt of the Initial Tax Statement, and thereafter payments shall be made forty-five (45) days prior to the date Landlord is required to make any payments to the taxing authority, until receipt of the Second Tax Statement.

            (b) Tenant shall pay to Landlord as additional rent during the Tax Year immediately following the Initial Tax Year, Tenant's Projected Share of Taxes as indicated on the Second Tax Statement, except that the first payment representing the payments retroactive to the first day of the current Tax Year shall be made within ten (10) days after receipt of the Second Tax Statement, and thereafter normal payments shall be made during such Tax Year forty-five
(45) days prior to the date Landlord is required to make any payments to the taxing authority, until receipt of the Subsequent Tax Statement.

            (c) Tenant shall pay to Landlord as additional rent during each Tax Year thereafter Tenant's Projected Share of Taxes as indicated on a Subsequent Tax Statement, the first payment representing the payments retroactive to the first day of the current Tax Year and including the current month shall be made within ten (10) days after receipt of the Subsequent Tax Statement, and thereafter normal payments shall be made forty-five (45) days prior to the date Landlord is required to make any payments to the taxing authority, thereafter during such Tax Year until receipt of the Subsequent Tax Statement.

      5.06 (a) If any statement furnished by Landlord to Tenant pursuant to
Section 5.02 at the end of a recently expired Tax Year shall indicate that Tenant's Projected Share of Taxes for such recently expired Tax Year exceeded Tenant's Proportionate Share of Taxes for such recently expired Tax Year, Landlord shall within ten (10) days refund the amount of excess to Tenant together with interest at the Agreed Rate. If such statement furnished by Landlord to Tenant hereunder shall indicate that the Tenant's Proportionate Share of Taxes for such recently expired Tax Year exceeded Tenant's Projected Share of Taxes for such recently expired Tax Year or if Landlord shall, at any time, pay any Taxes which, if adjusted to reflect the full Tax Year, shall or would exceed the Projected Taxes, Tenant shall, within ten (10) days after receipt of such statement or the notice advising Tenant of the discrepancy in the Projected Tax Differential, pay the amount of any deficiency to Landlord as additional rent together with interest at the Agreed Rate, and the subsequent payments of Tenant's Projected Share of Taxes shall be increased accordingly.

            (b) Anything in Sections 5.05 or 5.06(a) to the contrary notwithstanding, in the event that the holder of any superior mortgage or the lessor of any superior lease (as such terms are defined in Section 7.01 hereof) shall require advance payments from the Landlord on account of Taxes, then Tenant will pay Tenant's Proportionate Share of any amounts required to be paid in advance by Landlord with the holder of the superior mortgage or the lessor of the superior lease. Any payments to be made by Tenant under Section 5.06(b) shall be made within ten (10) days prior to the date Landlord is required to make such payments to the holder of the superior mortgage or the lessor of the superior lease. If interest is paid on the payments made to the holder of the superior mortgage or the lessor of the superior lease Tenant shall receive Tenant's Proportionate share of such interest within ten (10) days after it is received by or credited to Landlord.

            (c) Landlord's failure to render any statement required to be furnished by Landlord to Tenant pursuant to Section 5.02 shall in no way prejudice Tenant's right to receive a refund for the overpayment of any sums paid by Tenant on account of Taxes pursuant to this Article 5.

      5.07 Expense Escalation. For purposes of Sections 5.07 - 5.ll:

            (a) "Operating Expenses" shall mean any or all expenses incurred by Landlord in connection with the operation of the Building including all expenses incurred as a result of Landlord's compliance with any of its obligations hereunder other than Landlord's Work and such expenses shall include: (i) salaries, wages, medical, surgical and general welfare benefits, (including group life insurance) pension payments and other fringe benefits of employees of Landlord engaged in the operation and maintenance of the Building (The salaries and other benefits aforesaid of such employees servicing the Building shall be comparable to those of employees servicing buildings similar to the Building, located in the County of Hudson); (ii) payroll taxes, workmen's compensation, uniforms and dry cleaning for the employees referred to in subdivision (i);
(iii) the cost of all charges for steam, heat, ventilation, air conditioning and water (including sewer rental) furnished to the Building and/or used in the operation of all of the service and parking facilities of the Building and the cost of all charges for electricity furnished to the public and service areas of the Building and/or used in the operation of all of the service and parking facilities of the Building including any taxes on any of such utilities; (iv) the cost of all charges for rent, casualty, war risk insurance (if obtainable from the United States government) and of liability insurance for the Building to the extent that such insurance is required to be carried by Landlord under any superior lease or superior mortgage or if not required under any superior lease or superior mortgage then to the extent such insurance is carried by owners of Buildings comparable to the Building; (v) the cost of all building and cleaning supplies for the common areas of the Building and charges for telephones for the Building; (vi) the cost of all charges for management, window cleaning and service contracts for the Building and the parking and other service facilities related thereto; (vii) the cost of rentals of capital equipment designed to result in savings or reductions in Operating Expenses, of which rentals Landlord shall notify Tenant in reasonable detail at the time of the rendition of the next Operating Statement (provided, however, Landlord's failure to render such notice shall not be deemed a waiver of Landlord's right to collect, or a release of Tenant's obligation to pay, for such items as a part of Operating Expenses); and Operating Expenses shall not include: (viii) administrative wages and salaries; (ix) renting commissions; (x) franchise taxes or income taxes of Landlord; (xi) Taxes on the Land and Building; (xii) costs of installations, painting and decorating for any occupant's space; (xiii) interest and amortization under mortgages; (xiv) rent payable under any superior lease;
(xv) expenditures for capital improvements under generally accepted accounting practice (1) except those which under generally applied real estate practice are expensed or regarded as deferred expenses and (2) for capital improvements required by law or (3) for capital improvements which are designed to result in a saving in the amount of Operating Expenses of which improvement Landlord shall notify Tenant in reasonable detail at the time of the rendition of the next Operating Statement (provided, however, Landlord's failure to render such notice shall not be deemed a waiver of Landlord's right to collect, or a release of Tenant's obligation to pay, for such item as a part of Operating Expenses), in any of such cases the cost thereof shall be included in Operating Expenses for the Operational Year in which the costs are incurred and subsequent Operational Years, amortized on a straight line basis, to the extent that such items are amortized over an appropriate period, but not more than ten years, with an interest factor equal to two (2%) percent above the prime rate of Manufacturer's Hanover Trust Company at the time of Landlord's having incurred said expenditure; (xvi) the cost of electrical energy furnished to tenants at the Building; (xvii) salaries of personnel above the grade of building manager and such building manager's supervisor; (xviii) cost of repairs or replacements incurred by reason of fire or other casualty or condemnation to the extent Landlord is compensated therefor during the

Operational Year to which a Second or Subsequent Operating Statement relates or would have been compensated therefor if Landlord carried the insurance required by Section 11.07 hereof, but did not; (xix) advertising and promotional expenditures; (xx) costs incurred in connection with a transfer or disposition of the Land or Building; (xxi) any fee or expenditure paid to (y) any corporation or entity which controls, is controlled by or is under common control with Landlord, or which Landlord directly or indirectly owns not less than a twenty-five percent (25%) interest, or (z) to any person who is a relative by blood (to the first degree of consanguinity, lineal or lateral) or marriage or any shareholder owning at least fifty percent (50%) of the common stock, any general partner, any officer above the rank of vice president, or member of any board of directors of Landlord or of any corporation or entity described in this clause (xxi), in each case in excess of the amount which would be paid in the absence of such relationship; (xxii) costs incurred in connection with the negotiation or enforcement of leases, including court costs and attorneys' fees and disbursements in connection with any summary proceeding to dispossess any tenant; (xxiii) depreciation; and (xxiv) any other expenditure which would otherwise be an Operating Expense to the extent Landlord is reimbursed therefor from any source other than pursuant to rent provisions in the nature of this Article 5. There shall be deducted from Operating Expenses all amounts actually paid to Landlord by tenants, occupants and users of the parking facilities or retail areas under clauses relating to reimbursement of Operating Expenses, provided however Landlord shall use reasonable efforts to endeavor to collect said sums from such tenants, occupants and users.

            (b) "Operational Year" shall mean each calendar year or part thereof occurring during the Term of this lease excluding the Initial Operational Year.

            (c) "Initial Operational Year" shall mean the Operational Year in which the Commencement Date occurs.

            (d) "Initial Operating Period" shall mean that portion of the Initial Operational Year between the Commencement Date and the expiration of the Initial Operational Year.

            (e) "Projected Initial Operating Expense Differential" shall mean the amount of Operating Expenses Landlord estimates it will incur during the Initial Operating Period.

            (f) "Actual Initial Operating Expense Differential" shall mean the actual amount of Operating Expenses incurred by Landlord for the Initial Operating Period (i.e., the Operating Expenses payable for the Initial Operational Year multiplied by a fraction, the numerator of which is the number of days between the Commencement Date and the expiration of the Initial Operational Period, and the denominator of which is 365).

            (g) "Tenant's Initial Projected Share of Operating Expenses" shall mean an amount equal to (i) Tenant's Operational Proportionate Share, multiplied by (ii) the Projected Initial Operating Expense Differential.

            (h) "Tenant's Initial Actual Proportionate Share of Operating Expenses" shall mean the Actual Initial Operating Expense Differential multiplied by Tenant's Operational Proportionate Share.

            (i) "Initial Operating Expenses" shall mean the actual amount of Operating Expenses incurred by Landlord during the Initial Operational Year.

            (j) "Comparative Operational Year" shall mean the Operational Year preceding the recently expired Operational Year.

            (k) "Tenant's Operational Proportionate Share" shall mean 41.76%, which (i) has been computed by dividing the agreed rentable square foot area the Demised Premises (256,925 square feet) by the Building Area exclusive of retail space (615,200 square feet) (the "Building Office Area"), and (ii) shall be subject to recomputation in the event the Building Office Area is increased.

            (1) "Tenant's Proportionate Share of Operating Expenses" shall mean Tenant's Operational Proportionate Share multiplied by the Actual Operating Expense Differential.

            (m) "Operating Expense Increase Factor" shall mean 1.00 for the Operational Year following the Initial Operational Year and thereafter shall mean the greater of (i) the actual Operating Expenses for the recently expired Operational Year divided by the actual Operating Expenses for the Comparative Operational Year and (ii) 1.05.

            (n) "Projected Amount of Operating Expenses" shall mean the Operating Expense Base For Computations multiplied by the Operating Expense Increase Factor.

            (o) "Projected Operating Expenses" shall mean the amount of the Projected Amount of Operating Expenses for the upcoming Operational Year.

            (p) "Actual Operating Expenses" shall mean the amount of Operating Expenses actually incurred by Landlord for the recently expired Operational Year.

            (q) "Tenant's Projected Share of Operating Expenses" shall mean one-twelfth (1/12th) of the product of (i) Tenant's Operational Proportionate Share, multiplied by (ii) the Projected Operating Expenses for the upcoming Operational Year.

            (r) "Operating Expense Base For Computations" shall mean the greater of (i) the amount of Operating Expenses which Landlord would have incurred if the Building were eighty-five (85%) percent occupied throughout the Comparative Operational Year or (ii) the actual Operating Expenses for the Comparative Operational Year.

            (s) "Tenant's Actual Share of Operating Expenses" shall mean the product of (i) the Actual Operating Expenses multiplied by (ii) Tenant's Operational Proportionate Share.

      5.08 (a) Within thirty (30) days after the Commencement Date, Landlord shall furnish Tenant a written detailed statement (the "Initial Operating Statement") of (i) the Projected Initial Operating Expense Differential and (ii) Tenant's Initial Projected Share of Operating Expenses.

            (b) Within one hundred twenty (120) days after the expiration of the Initial Operational Year, Landlord shall furnish Tenant with a written detailed statement (the "Second Operating Statement") indicating (i) Initial Operating Expenses, (ii) the Operating Expense Base For Computations as same may have been revised based on actual expenditures for Operating Expenses made by Landlord during the Initial Operational Year, (iii) the Projected Operating Expenses for the upcoming Operational Year, (iv) Landlord's computation of Tenant's Projected Share of Operating Expenses for the upcoming Operational Year, and (v) the amount of any discrepancy between Tenant's Initial Actual Proportionate Share of Operating Expenses and Tenant's Initial Projected Share of Operating Expenses for the Initial Operating Period. The Second Operating Statement shall be certified by a financial officer of Landlord with respect to items (i), (ii) and
(v) above.

            (c) Within one hundred twenty (120) days after the expiration of the first Operational Year after the Initial Operational Year and each Operational Year thereafter, Landlord shall furnish Tenant with a written detailed statement (a "Subsequent Operating Statement") indicating (i) actual amount of Operating Expenses for the recently expired Operational Year, (ii) the Operating Expense Base For Computations as same may have been revised based on actual expenditures for Operating Expenses made by Landlord during the recently expired Operational Year, (iii) the Projected Operating Expenses for the upcoming Operational Year,
(iv) the Operating Expense Increase Factor, (v) Landlord's computation of Tenant's Projected Share of Operating Expenses for the upcoming Operational Year, and (vi) the amount of any discrepancy between Tenant's Proportionate Share of Operating Expenses and Tenant's Projected Share of Operating Expenses for the recently expired Operational Year. The Subsequent Operating Statement shall be certified by a financial officer of Landlord with respect to items (i),
(ii), (iv) and (vi) above.

            (d) Payments of rental in accordance with the Initial Operating Statement, Second Operating Statement and Subsequent Operating Statements shall be made at the times specified in Section 5.09.

      5.09 (a) Tenant shall pay to Landlord, as additional rent during the Initial Operating Period, Tenant's Initial Projected Share of Operating Expenses, which shall be payable monthly, a payment representing the payments retroactive to the Commencement Date and including the current month shall be made within ten (10) days after Tenant receives the Initial Operating Statement and thereafter normal monthly payments shall be made on the first day of each month throughout the Initial Operating Period and thereafter until receipt of the Second Operating Statement. If the Second Operating Statement furnished by Landlord to Tenant for the Initial Operational Year shall indicate that Tenant's Projected Initial Share of Operating Expenses exceeded Tenant's Actual Share of Initial Operating Expenses, Landlord shall refund the amount of excess to Tenant within ten (10) days after delivery of the statement. If, however, the Second Operating Statement shall indicate that Tenant's Actual Share of Initial Operating Expenses exceeded Tenant's Initial Projected Share of Operating Expenses, Tenant shall, within ten (10) days, pay the amount of such excess to Landlord as additional rent.

            (b) Tenant shall pay to Landlord, as additional rent during the first Operational Year after the Initial Operational Period, Tenant's Projected Share of Operating Expenses, which shall be payable monthly, the first payment representing the payments retroactive to the first day of the current Operational Year and including the current month after crediting Tenant with payments made for the current Operational Year but made prior to the receipt of the Second Operating Statement shall be made within ten (10) days after Tenant receives the Second Operating Statement, and thereafter normal monthly payments shall be made on the first day of each month throughout the current Operational Year and thereafter until receipt of the Subsequent Operating Statement. If the Subsequent Operating Statement furnished by Landlord to Tenant for the recently expired Operational Year shall indicate that Tenant's Projected Share of Operating Expenses exceeded Tenant's Actual Share of Operating Expenses, Landlord shall refund the amount of excess to Tenant within ten (10) days after delivery of the statement. If, however, the Subsequent Operating Statement shall indicate that Tenant's Actual Share of Operating Expenses exceeded Tenant's Projected Share of Operating Expenses, Tenant shall, within ten (10) days, pay the amount of such excess to Landlord as additional rent.

            (c) Tenant shall pay to Landlord, as additional rent during each Subsequent Operational Year, Tenant's Projected Share of Operating Expenses, which shall be payable monthly, the first payment representing the payments retroactive to the first day of the current Operational Year and including the current month after crediting Tenant with payments made for the current Operational Year but made prior to the receipt of the Subsequent Operating Statement shall be made within ten (10) days after Tenant receives a Subsequent Operating Statement, and thereafter normal monthly payments shall be made on the first day of each month throughout the upcoming Operational Year and thereafter until receipt of the next Subsequent Operating Statement. If a Subsequent Operating Statement furnished by Landlord to Tenant for a recently expired Operational Year shall indicate that Tenant's Projected Share of Operating Expenses exceeded Tenant's Actual Share of Operating Expenses, Landlord shall refund the amount of excess to Tenant within ten (10) days after delivery of the statement. If, however, the Subsequent Operating Statement shall indicate that Tenant's Actual Share of Operating Expenses exceeded Tenant's Projected Share of Operating Expenses, Tenant shall, within ten (10) days, pay the amount of such excess to Landlord as additional rent.

            (d) Landlord's failure to render any statement required to be furnished by Landlord to Tenant pursuant to this Section 5.09 shall in no way prejudice Tenant's right to receive a refund for the overpayment of any sums paid by Tenant on account of Operating Expenses pursuant to Article 5.

      5.10 The Initial Operating Statement, Second Operating Statement, and every Subsequent Operating Statement given by Landlord shall be conclusive and binding upon Tenant unless Tenant shall (a) notify Landlord within sixty (60) days after its receipt of such statement that it disputes the correctness thereof, specifying the particular respects in which the statement is claimed to be incorrect and (b) submit its dispute to arbitration within one-hundred twenty
(120) days after its receipt of the Initial Operating Statement, Second Operating Statement, or Subsequent Operating Statement, if such dispute shall not theretofore be settled by agreement between Landlord and Tenant. Pending the resolution of such dispute by agreement or arbitration as aforesaid, Tenant shall, within ten (10) days after receipt of such disputed Initial Operating Statement, Second Operating Statement, or Subsequent Operating Statement, as the case may be, pay any additional rent due in accordance therewith, but such payment shall be without prejudice to Tenant's right to dispute such statement. If the dispute shall be resolved in Tenant's favor,

Landlord shall, within ten (10) days thereafter, pay Tenant the amount of the overpayment, if any, resulting from Tenant's compliance with the disputed Initial Operating Statement, Second Operating Statement or Subsequent Operating Statement together with interest at the Agreed Rate from the date of such overpayment. Landlord agrees to grant Tenant reasonable access to Landlord's books and records for the purpose of verifying Operating Expenses incurred by Landlord and to make copies of any and all bills and vouchers relating thereto.

      5.11 Subject to the further provisions of this Section, Landlord shall be under no obligation to contest the Taxes or the assessed valuation of the Land and/or Building for any Tax Year, or to refrain from contesting the same, and may settle any such contest on such terms as Landlord in its sole judgment considers proper. If tenants of at least seventy-five (75%) percent of the total occupied rentable area of the Building shall, by timely notice to Landlord, request Landlord to do so, Landlord shall institute appropriate proceedings to reduce the Taxes for any Tax Year and use its best efforts to effect a reduction therein. If tenants of seventy-five (75%) percent of the total occupied rentable area of the Building request Landlord to do so, then Tenant shall pay its proportionate share (according to the relation that the rentable area of the Demised Premises bears to the total occupied rentable area represented by all such requesting tenants) of the reasonable costs and expenses of such proceedings which shall have been instituted at the request of such tenants. Landlord shall not compromise, cancel or withdraw such proceedings which shall have been instituted at the request of tenants of seventy-five (75%) percent or more of the total occupied rentable area unless it shall have first notified all such requesting tenants of its proposal to do so and shall not have received, within thirty (30) days thereafter, objections in writing from tenants of more than fifty (50%) percent of the total occupied rentable area represented by such requesting tenants, accompanied by written agreements to reimburse Landlord forthwith for all of its costs and expenses in connection with the proceedings and relieve Landlord of all of its commitments in connection therewith, for which such objectors shall be liable ratably according to their respective rentable areas in relation to the total rentable area represented by all such objectors. Upon receipt of such objections, agreements and reimbursements, Landlord shall transfer the responsibility for such proceedings to said objectors who may carry on the same in their own names or the Landlord's name, as may be appropriate, at their own expense and shall be entitled to recoupment for all of their costs and expenses from any refund obtained, but not otherwise.

                                    ARTICLE 6

                          Adjacent Excavation--Shoring

      6.01 If an excavation or other substructure work shall be made upon land adjacent to the Demised Premises, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation, license to enter upon the Demised Premises for the purpose of doing such work as shall be necessary to preserve the wall of or the Building from injury or damage and to support the same by proper foundations without any claim for damages or indemnity against Landlord, or diminution or abatement of rent.

                                    ARTICLE 7

                 Subordination, Notice To Lessors And Mortgagees

      7.01 This lease, and all rights of Tenant hereunder, shall be subject and subordinate in all respects to all ground leases, overriding leases and underlying leases relating to the Land and/or the Building to the extent that any of the foregoing may hereafter exist and to all mortgages which may hereafter affect the Land and/or the Building and/or any of such leases of which the Demised Premises may be a part, to each and every advance made or hereafter to be made under such mortgages, and to all renewals, modifications, replacements and extensions of such leases, and such mortgages and spreaders and consolidations of such mortgages. This Section shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Tenant shall promptly execute and deliver any instrument that Landlord, the lessor of any such lease or the holder of any such mortgage or any of their respective successors in interest may reasonably request to evidence such subordination. The leases to which this lease is, at the time referred to, subject and subordinate pursuant to this Article are hereinafter sometimes called "superior leases" and the mortgages to which this lease is, at the time referred to, subject and subordinate are hereinafter sometimes called "superior mortgages" and the lessor of a superior lease or its successor in interest at the time referred to is sometimes hereinafter called a "lessor".

      7.02 In the event of any act or omission of Landlord which would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this lease, or to claim a partial or total eviction, Tenant shall not exercise such right (i) until it has given written notice of such act or omission to the holder of each superior mortgage and the lessor of each superior lease whose name and address shall previously have been furnished to Tenant in writing, and (ii) unless such act or omission shall be one which is not capable of being remedied by Landlord or such mortgage holder or lessor within a reasonable period of time, until a reasonable period (but not less than sixty
(60) days) for remedying such act or omission shall have elapsed following the giving of such notice and following the time when such holder or lessor shall have become entitled under such superior mortgage or superior lease, as the case may be, to remedy the same (which reasonable period shall in no event be less than the period to which Landlord would be entitled under this lease or otherwise, after similar notice, to effect such remedy), provided such holder or lessor shall with due diligence give Tenant written notice of intention to, and commence and continue to remedy such act or omission.

      7.03 The subordination of this lease to ground, overriding or underlying leases in accordance with Section 7.01 is subject to the express condition that so long as this lease shall be in effect in the event of termination of the term of any such ground, overriding or underlying lease by reentry, notice, summary proceedings or other action or proceeding or if the term of such ground, overriding or underlying lease shall otherwise terminate or expire before the termination or expiration of the term of this lease, Tenant shall not be made a party to any action or proceeding to remove or evict Tenant or to disturb its possession by reason of or based upon such termination or expiration of the term of such ground, overriding or underlying lease, and this lease shall continue in full force and effect as a direct lease between Tenant and the the owner of the fee or lessor of such ground, overriding or underlying lease, as the case may be, upon all of the obligations of this lease, except that other than the payment of Landlord's Share under Exhibit C, if said owner or lessor is not Landlord or a related entity of Landlord, said owner or lessor shall not (i) be subject to any offsets or defenses against or be liable for any previous act or omission of any prior landlord (including Landlord) under this lease (ii) be bound by any modification of this lease made without its consent where Tenant prior to such modification shall have either received notice of such ground, overriding or underlying lease or such ground, overriding or underlying lease or a memorandum thereof shall have been of record, or (iii) be bound by any prepayment of more than one month's rent.

      7.04 The subordination of this lease to the liens of mortgages in accordance with Section 7.01 is subject to the express condition that so long as this lease shall be in effect, (a) Tenant shall not be named or joined in any action or proceeding to foreclose any such mortgage, (b) such action or proceeding shall not result in a cancellation or termination of the term of this lease, and (c) if the holder of any such mortgage becomes the owner of the fee or the assignee of any ground or underlying lease referred to in Section 7.01, or the lessee of any other lease given in substitution therefor, or if the Land or the Building shall be sold as a result of any action or proceeding to foreclose such mortgage, this lease shall continue in full force and effect as a direct lease between Tenant and the then owner of the fee or the then lessee of such ground, overriding or underlying lease, or the lessee of any other lease given in substitution therefor, or such purchaser of the Land or Building, as the case may be, upon all of the obligations of this lease, except that other than the payment of Landlord's Share under Exhibit C, if such owner, lessee or purchaser is not Landlord or a related entity of Landlord, such owner, lessor or purchaser shall not (i) be bound by any prepayment of more than one month's rent, or (ii) be bound by any modification of this lease made without the consent of the holder of the mortgage (where Tenant shall have received notice of such mortgage prior to such modification), be subject to any offsets or defenses against or be liable for any previous act or omission of any prior landlord (including Landlord) under this lease except as hereinafter provided in this Section 7.04, or (iv) be liable for performance of any initial work or installations which are required to be made by Landlord hereunder other than the payment of Landlord's Share under Exhibit C.

      7.05 Landlord represents that as of the date hereof there are no superior leases and superior mortgages except as listed on Exhibit F annexed hereto.

                                    ARTICLE 8

                                 Quiet Enjoyment

      8.01 Provided no Event of Default shall have occurred and is continuing, Tenant may peaceably and quietly enjoy the Premises, subject to the terms and conditions of this Lease.

                                    ARTICLE 9

                            Assignment And Subletting

      9.01 Tenant, for itself, its heirs, distributees, executors, administrators, legal representatives, successors and assigns, expressly covenants that, except as expressly provided in this lease, it shall not assign, mortgage or encumber this agreement, nor underlet, nor suffer, nor permit the Demised Premises or any part thereof to be used or occupied by others, without the prior written consent of Landlord in each instance. If this lease be assigned, or if the Demised Premises or any part thereof be underlet or occupied by anybody other than Tenant, Landlord may, after default by Tenant, collect rent from the assignee, undertenant or occupant, and apply the net amount collected to the rent herein reserved, but no assignment, underletting, occupancy or collection shall be deemed a waiver of the provisions hereof, the acceptance of the assignee, undertenant or occupant as tenant, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained. The consent by Landlord to an assignment or underletting shall not in any wise be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or underletting. In no event shall any permitted sublessee assign or encumber its sublease or further sublet all or any portion of its sublet space, or otherwise suffer or permit the sublet space or any part thereof to be used or occupied by others, without Landlord's prior written consent in each instance.

      9.02 If Tenant shall at any time or times during the term of this lease desire to assign this lease or sublet all or part of the Demised Premises, Tenant shall send written notice (hereinafter referred to as a "Sublease Notice") to Landlord, which Sublease Notice shall specify: (i) the expected effective or commencement date of such proposed assignment or sublet, as the case may be, (ii) a description of the portion of the Demised Premises to be sublet (in the case of a proposed sublease) and (iii) the terms ("Tenant's Terms") upon which Tenant is willing to enter into such assignment or sublease. Such Sublease Notice shall be deemed an offer from Tenant to Landlord whereby Landlord (or Landlord's designee) may, at its option, (w) accept such assignment (if the Sublease Notice refers to assignment) (x) sublease such space (hereinafter called the "Leaseback Space") from Tenant upon the terms and conditions hereinafter set forth (if the proposed transaction is a sublease of all or part of the Demised Premises), (y) terminate this lease (if the proposed transaction is an assignment or a sublease of all or substantially all of the Demised Premises), or (z) terminate this lease with respect to the Leaseback Space (if the proposed transaction is a sublease of part of the Demised Premises and the term of such sublease ends less than two (2) years prior to the Expiration Date). If Landlord shall desire to exercise any of the aforesaid options, Landlord shall send Tenant written notice thereof (hereinafter referred to as a "Landlord Acceptance Notice") on or before the thirtieth (30th) day next succeeding the day upon which Tenant shall have sent the Sublease Notice to Landlord and during such 30-day period Tenant shall not assign this lease nor sublet such space to any person. If Tenant intends to revise the Tenant's Terms to make them more favorable to other parties, Tenant shall notify Landlord of the revisions which are more favorable ("Revised Tenant's Terms"), and Landlord shall have an additional period of ten (10) days after receipt of the Revised Tenant's Terms within which to send a Landlord's Acceptance Notice. If Landlord shall fail to notify Tenant within the time periods prescribed above of Landlord's intention to exercise its rights pursuant to this Section 9.02 or if Landlord shall have consented to such assignment or subletting as provided in
Section 9.07, Tenant shall be free to assign its interest in this lease or sublease that portion of the Demised Premises to such proposed subtenant on the same material terms and conditions set forth in the Sublease Notice, subject to the terms and conditions set forth in Section 9.09 hereof.

      9.03 If Landlord exercises its option to terminate this lease in the case where Tenant desires either to assign this lease or sublet all or substantially all of the Demised

Premises, then, this lease shall end and expire on the date that such assignment or sublet was to be effective or commence, as the case may be, and the fixed rent and additional rent shall be paid and apportioned to such date.

      9.04 If Landlord exercises its option to terminate this lease in part in any case where Tenant desires to sublet part of the Demised Premises, then, (a) this lease shall end and expire with respect to such part of the Demised Premises on the date that the proposed sublease was to commence; (b) from and after such date the fixed rent and additional rent shall be adjusted, based upon the proportion that the rentable area of the Demised Premises remaining bears to the total rentable area of the Demised Premises; and (c) Landlord shall make such alterations as may be reasonably required to physically separate such part of the Demised Premises from the balance of the Demised Premises, in compliance with any laws and requirements of any public authorities relating to such separation, at the expense of such party as shall have been designated in the Sublease Notice.

      9.05 If Landlord shall send a Landlord's Acceptance Notice to Tenant in the case of Landlord's exercise of its option as set forth in Subdivision (x) of
Section 9.02 in the form and manner, and within the thirty (30) day period referred to in Section 9.02 hereof, the parties hereto shall promptly enter into a new sublease (hereinafter referred to as the "Recapture Sublease") for the Recapture Space, which Recapture Sublease shall:

            (a) be on the same terms and conditions contained in this lease (as modified by the Sublease Notice), except such as are irrelevant or inapplicable and except as otherwise expressly set forth to the contrary in this Section;

            (b) provide for a rental at the lower of (i) the rental rate per rentable square foot of fixed rent and additional rent then payable pursuant to this lease or (ii) the rentals set forth in the Sublease Notice and shall be for the same term as that set forth in the Sublease Notice;

            (c) be expressly subject to all of the covenants, agreements, terms, provisions and conditions of this lease except such as are irrelevant or inapplicable, and except as otherwise expressly set forth to the contrary in this Section;

            (d) give the sublessee the unqualified and unrestricted right, without Tenant's permission, to assign such sublease or any interest therein and/or to sublet the Leaseback Space or any part or parts of the Leaseback Space to any entity other than a firm the primary business of which is the sale or trading of securities and to make any and all changes, alterations, and improvements in the space covered by such sublease;

            (e) provide that any assignee or further subtenant, of Landlord or its designee, may, at the election of Landlord, be permitted to make alterations, decorations and installations in the Leaseback Space or any part thereof and shall also provide in substance that any such alterations, decorations and installations in the Leaseback Space therein made by any assignee or subtenant of Landlord or its designee may be removed, in whole or in part, by such assignee or subtenant, at its option, prior to or upon the expiration or other termination of such sublease provided that such assignee or subtenant, at its expense, shall repair any damage and injury caused thereby; and

            (f) provide that (i) the parties to such sublease expressly negate any intention that any estate created under such sublease be merged with any other estate held by either of said parties, (ii) any assignment or subletting by Landlord or its designee (as the subtenant) may be for any purpose or purposes that Landlord, in Landlord's uncontrolled discretion, shall deem suitable or appropriate, (iii) Tenant, at Tenant's expense, shall and will at all times provide and permit reasonably appropriate means of ingress to and egress from the Leaseback Space so sublet by Tenant to Landlord or its designee,
(iv) Landlord, at Tenant's expense (unless otherwise specified in the Sublease Notice), may make such alterations as may be required or deemed necessary by Landlord to physically separate the Leaseback Space from the balance of the Demised Premises and to comply with any laws and requirements of public authorities relating to such separation, and (v) that at the expiration of the term of such sublease, Tenant will accept the space covered by such sublease in its then existing condition and broom clean, subject to the obligations of the sublessee to make such repairs thereto as may be necessary to preserve the premises demised by such sublease in good order and condition.

      9.06 (a) If Landlord exercises its option to sublet the Leaseback Space, Landlord shall indemnify and save Tenant harmless from all obligations under this lease (except payment of rental) as to the Leaseback Space during the period of time it is so sublet to Landlord.

            (b) Performance by Landlord, or its designee, under a Recapture Sublease shall be deemed performance by Tenant of any similar obligation under this lease and any default under any such sublease shall not give rise to a default under a similar obligation contained in this Lease, nor shall Tenant be liable for any default under this lease or deemed to be in default hereunder if such default is occasioned by or arises from any act or omission of the subtenant under the Recapture Sublease or is occasioned by or arises from any act or omission of any occupant holding under or pursuant to any such sublease.

            (c) Tenant shall have no obligation, at the expiration or earlier termination of the term of this lease, to remove any alteration, installation or improvement made in the Leaseback Space by Landlord or its designee.

      9.07 Notwithstanding the provisions of Section 9.01 hereof, in the event Landlord does not exercise an option provided to it pursuant to Section 9.02 and providing that Tenant is not in default of any of Tenant's obligations under this lease after notice and the expiration of any applicable grace period, Landlord's consent (which must be in writing and in form reasonably satisfactory to Landlord) to the proposed assignment or sublease shall not be unreasonably withheld or delayed, provided and upon condition that:

            (a) Tenant shall have complied with the provisions of Section 9.02 within the time permitted therefor;

            (b) In Landlord's reasonable judgment the proposed assignee or subtenant is engaged in a business and the Demised Premises, or the relevant part thereof, will be used in a manner which (i) is in keeping with the then standards of the Building, (ii) is limited to the use expressly permitted under this lease, and (iii) will not violate any negative covenant as to use contained in any other lease of space in the Building;

            (c) The proposed assignee or sublessee is not then an occupant of any part of the Building;

            (d) The proposed assignee or sublessee is not a person with whom Landlord is then negotiating to lease space in the Building; if Tenant shall propose to sublease space or assign its interest in this lease and is about to commence negotiations with a prospective assignee or subtenant, Tenant shall advise Landlord of the identity of such prospective assignee or subtenant and Landlord shall, within ten (10) days thereafter, advise Tenant if the execution of an assignment or sublease with such prospective assignee or subtenant, as the case may be, would violate the provisions of this subsection (d);

            (e) The form of the proposed sublease shall be in form reasonably satisfactory to Landlord and shall comply with the applicable provisions of this Article;

            (f) There shall not be more than 3 subtenants (including Landlord or its designee) on any one (1) floor of the Demised Premises;

            (g) Tenant shall have used its good faith efforts to rent the Leaseback Space at the then current market rent per rentable square foot for the Demised Premises as though the Demised Premises were vacant, and the rental and other material terms and conditions of the sublease are not more favorable to the proposed subtenant than those contained in the Sublease Notice furnished to Landlord pursuant to Section 9.02 hereof;

            (h) Tenant shall reimburse Landlord on demand for any reasonable costs that may be incurred by Landlord in connection with said assignment or sublease, including, without limitation, the costs of making investigations as to the acceptability of the proposed assignee or subtenant, and reasonable legal costs incurred in connection with the granting of any requested consent;

            (i) The Demised Premises shall not, without Landlord's prior consent, have been listed or otherwise publicly advertised for subletting at a rental rate less than the greater of (1) the fixed rent and additional rent then payable hereunder for such space, or (2) the fixed rent and additional rent at which Landlord is then offering to lease other space in the Building, nor shall any advertisement state the name (as distinguished from the address) of the Building;

            (j) Except as may be specifically permitted by this lease, the sublease shall not allow the use of the Demised Premises or any part thereof for the preparation and/or sale of food for on or off premises consumption;

            (k) The sublease shall not allow the Demised Premises or any part thereof to be used by any foreign or domestic governmental agency; and

            (1) Unless Landlord shall notify Tenant that it denies its consent to the proposed assignment or sublease on or before the twentieth (20th) day after the conditions contained in this Section 9.07 have been complied with, then Landlord shall be deemed to have consented to the proposed assignment or subletting.

      Except for any Recapture Sublease, each subletting pursuant to this
Article 9 shall be subject to all of the covenants, agreements, terms, provisions and conditions contained in this lease. Notwithstanding any such subletting to Landlord or any such subletting to any other subtenant and/or acceptance of rent or additional rent by Landlord from any subtenant, Tenant shall and will remain fully liable for the payment of the fixed rent and additional rent due and to become due hereunder and for the performance of all the covenants, agreements, terms, provisions and conditions contained in this lease on the part of Tenant to be performed and all acts and omissions of any licensee or subtenant or anyone claiming under or through any subtenant which shall be in violation of any of the obligations of this lease, and any such violation shall be deemed to be a violation by Tenant. Tenant further agrees that notwithstanding any such subletting, no other and further subletting of the Demised Premises by Tenant or any person claiming through or under Tenant (except as provided in Section 9.05) shall or will be made except upon compliance with and subject to the provisions of this Article. If Landlord shall decline to give its consent to any proposed assignment or sublease, or if Landlord shall exercise any of its options under Section 9.02, Tenant shall indemnify, defend and hold harmless Landlord against and from any and all loss, liability, damages, costs and expenses (including reasonable counsel fees) resulting from any claims that may be made against Landlord by the proposed assignee or sublessee or by any brokers or other persons not engaged by Landlord claiming a commission or similar compensation in connection with the proposed assignment or sublease.

      9.08 In the event that (a) Landlord fails to exercise any of its options under Section 9.02 and consents to a proposed assignment or sublease, and (b) Tenant fails to execute and deliver the assignment or sublease to which Landlord consented within 120 days after the giving of such consent, then, Tenant shall again comply with all of the provisions and conditions of Section 9.02 before assigning this lease or subletting all or part of the Demised Premises.

      9.09 With respect to each and every sublease or subletting authorized by Landlord under the provisions of this lease, it is further agreed:

            (a) no subletting shall be for a term ending later than one day prior to the expiration date of this lease;

            (b) no sublease shall be valid, and no subtenant shall take possession of the Demised Premises or any part thereof, until an executed counterpart of such sublease has been delivered to Landlord; and

            (c) each sublease shall provide that it is subject and subordinate to this lease and to the matters to which this lease is or shall be subordinate, and that in the event of termination, re-entry or dispossess by Landlord under this lease Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor, under such sublease, and such subtenant shall, at Landlord's option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not (i) be liable for any previous act or omission of Tenant under such sublease, (ii) be subject to any offset, not expressly provided in such sublease, which theretofore accrued to such subtenant against Tenant, or (iii) be bound by any previous modification of such sublease (unless Landlord shall have consented thereto) or by any previous prepayment of more than one month's rent.

      9.10 If Tenant shall sublet any "Free Sublet Space" (as defined in Section 9.13), or if the Landlord shall give its consent to any assignment of this lease or to any sublease, or permits the occupancy, of all or any part of the Demised Premises other than the "10th Floor Space" for any period of time prior to the "Effective Date" (as such quoted terms are defined in Section 41.01), or if Landlord shall give its consent to any sublease of all or any part of the 10th Floor Space for any period of time after the Effective Date (collectively, "Tenant's Disposition"), Tenant shall pay Landlord, on the first day of each month during the term of the Tenant's Disposition, fifty (50%) percent of the amount by which (1) the fixed rent and tax and expense escalation payments, and any other amounts, due under such Tenant's Disposition which are received by Tenant during the preceding month, exceeds (2) that portion of the fixed rent and amounts due pursuant to Article 5 hereof and other payments due from Tenant hereunder which is attributable to the space covered by the Tenant's Disposition, for such preceding month. There shall first be deducted from any payments otherwise due to Landlord pursuant to this Section 9.10 the following reasonable expenses incurred by the Tenant in connection with the applicable Tenant's Disposition: (i) a customary brokerage commission, (ii) attorney's fees, (iii) out-of-pocket advertising costs, (iv) the cost of renovation work incurred by Tenant on behalf of the subtenant or assignee, (v) any payments required to be made by Tenant pursuant to any real property transfer tax (or similar tax) of the United States or the City of Jersey City or State of New Jersey (other than any income tax) in connection with the transfer of all or part of Tenant's interest in and to the Demised Premises, (vi) any sums paid by Tenant to Landlord pursuant to Section 9.07(h), (vii) the unamortized unreimbursed cost of any Tenant's Property (as hereinafter defined) leased to any assignee, subtenant or occupant, and (viii) the cost of demising the space and creating any corridors required under applicable law in order to provide access to the space covered by Tenant's Disposition. In addition, if Tenant receives any other net consideration for such Tenant's Disposition (including monies received for Tenant's fixtures, furniture or equipment), Tenant shall pay Landlord fifty (50%) percent of the amount of such consideration within ten (10) days after Tenant's receipt thereof (which net consideration shall be computed in the same fashion as above provided for the computation of the net consideration received by Tenant from a Tenant's Disposition which is a sublease).

      9.11 If Tenant is a corporation, the provisions of Section 9.01 shall apply to a transfer (by one or more transfers) of a majority of the stock of Tenant as if such transfer of a majority of the stock of Tenant were an assignment of this lease; but said provisions shall not apply (i) to transactions with a corporation into or with which Tenant is merged or consolidated or to which substantially all of Tenant's assets are transferred or to any corporation which controls or is controlled by Tenant or is under common control with Tenant, provided that in any of such events (x) the successor to Tenant has a net worth computed in accordance with generally accepted accounting principles at least equal to the net worth of Tenant immediately prior to such merger, consolidation or transfer, and (y) proof satisfactory to Landlord of such net worth shall have been delivered to Landlord within ten (10) days after the effective date of such transaction or (ii) to Tenant if its shares shall be traded on the "over-the-counter market" or through any recognized stock exchange.

      9.12 Any assignment or transfer, whether made with Landlord's consent pursuant to Section 9.01 or without Landlord's consent pursuant to Section 9.11, shall be made only if, and shall not be effective until, the assignee shall execute, acknowledge and deliver to Landlord an agreement in form and substance satisfactory to Landlord whereby the assignee shall assume the obligations of this lease on the part of Tenant to be performed or observed and whereby the assignee shall agree that the provisions in Section 9.01 shall, notwithstanding such assignment or transfer, continue to be binding upon it in respect of all future assignments and transfers. The original named Tenant covenants that, notwithstanding any assignment or transfer, whether or not in violation of the provisions of this lease, and notwithstanding the acceptance of fixed rent and/or additional rent by Landlord from an assignee, transferee, or any other party, the original named Tenant shall remain fully liable for the payment of the fixed rent and additional rent and for the other obligations of this lease on the part of Tenant to be performed or observed.

      9.13 The provisions of Sections 9.02, 9.03, 9.04, 9.05, and 9.06 shall not apply to any subletting(s) of not more than an aggregate of 37,000 square feet of space ("Free Sublet Space") in the Demised Premises. In the event that Landlord shall put additional space to Tenant pursuant to Section 41.05 hereof or Tenant leases the 11th Floor as provided in Section 42.01(b), then the Free Sublet Space shall be correspondingly increased.

      9.14 The provisions of Sections 9.02, 9.03, 9.04, 9.05, 9.06, 9.07, 9.08
and 9.10 shall not apply to any subletting(s) to or occupancy of all or a portion of the Demised Premises to any corporation which controls or is controlled by Tenant or is under common control with Tenant or results from a merger or consolidation with Tenant (collectively "Permitted Occupant"), provided, however, that any subletting to or occupancy by any of the Permitted Occupants shall be subject to and in accordance with all of the terms, covenants and conditions of this lease.

      9.15 The joint and several liability of Tenant and any immediate or remote successor in interest of Tenant and the due performance of the obligations of this lease on Tenant's part to be performed or observed shall not be discharged, released or impaired in any respect by any agreement or stipulation made by Landlord extending the time of, or modifying any of the obligations of, this lease, or by any waiver or failure of Landlord to enforce any of the obligations of this lease.

      9.16 The listing of any name other than that of Tenant, whether on the doors of the Premises or the Building directory, or otherwise, shall not operate to vest any right or interest in this lease or in the Premises, nor shall it be deemed to be the consent of Landlord to any assignment or transfer of this lease or to any sublease of the Premises or to the use or occupancy thereof by others. Notwithstanding the foregoing, Tenant may designate a portion of its directory space for use by any assignee or subtenant of Tenant.

      9.17 Anything contained in the foregoing provisions of this section to the contrary notwithstanding, neither Tenant nor any other person having an interest in the possession, use, occupancy or utilization of the Premises shall enter into any lease, sublease, license, concession or other agreement for use, occupancy or utilization of space in the Premises which provides for rental or other payment for such use, occupancy or utilization based, in whole or in part, on the net income or profits derived by any person from the premises leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and any such purported lease, sublease, license, concession or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy or utilization of any part of the Premises.

                                   ARTICLE 10

          Compliance With Laws And Requirements Of Public Authorities

      10.01 Tenant shall give prompt notice to Landlord of any notice it receives of the violation of any law or requirement of public authority, and at its expense shall comply with all laws and requirements of public authorities which shall, with respect to the Demised Premises or the use and occupation thereof, or the abatement of any nuisance, impose any violation, order or duty on Landlord or Tenant, arising from (i) the manner of conduct of Tenant's business or operation of its installations, equipment or other property therein,
(ii) any cause or condition created by or at the instance of Tenant, other than by Landlord's performance of any work for or on behalf of Tenant, or (iii) breach of any of Tenant's obligations hereunder. Furthermore, Tenant need not comply with any such law or requirement of public authority so long as Tenant shall be contesting the validity thereof, or the applicability thereof to the Demised Premises, in accordance with Section 10.02. Landlord, at its expense, shall comply with all other such laws and requirements of public authorities as shall affect the Demised Premises, but may similarly contest the same subject to conditions reciprocal to Subsections (a), (b) and (d) of Section 10.02.

      10.02 Tenant may, at its expense (and if necessary, in the name of but without expense to Landlord) contest, by appropriate proceedings prosecuted diligently and in good faith, the validity, or applicability to the Demised Premises, of any law or requirement of public authority, and Landlord shall cooperate with Tenant in such proceedings, provided that:

            (a) Landlord shall not be subject to criminal penalty or to prosecution for a crime nor shall the Demised Premises or any part thereof be subject to being condemned or vacated, by reason of non-compliance or otherwise by reason of such contest;

            (b) Tenant shall defend, indemnify and hold harmless Landlord against all liability, loss or damage which Landlord shall suffer by reason of such non-compliance or contest, including reasonable attorney's fees and other expenses reasonably incurred by Landlord and shall post with Landlord a surety bond or other security reasonably satisfactory to Landlord prior to the commencement of any contest;

            (c) Such non-compliance or contest shall not constitute or result in any violation of any superior lease or superior mortgage, or if such superior lease and/or superior mortgage shall permit such non-compliance or contest on condition of the taking of action or furnishing of security by Landlord, such action shall be taken and such security shall be furnished at the expense of Tenant; and

            (d) Tenant shall keep Landlord advised as to the status of such proceedings.

Without limiting the application of Subsection (a) above thereto, Landlord shall be deemed subject to prosecution for a crime within the meaning of said Subsection, if Landlord, or any officer of Landlord individually, is charged with a crime of any kind or degree whatever, whether by service of a summons or otherwise, unless such charge is withdrawn before Landlord or such officer (as the case may be) is required to plead or answer thereto.

                                   ARTICLE 11

                                   Insurance

      11.01 Tenant shall not violate, or permit the violation of, any condition imposed by the standard fire insurance policy then issued for office buildings in the City of Jersey City, and shall not do, or permit anything to be done, or keep or permit anything to be kept in the Demised Premises which would subject Landlord to any liability or responsibility for personal injury or death or property damage, or which would increase the fire or other casualty insurance rate on the Building or the property therein over the rate which would otherwise then be in effect (unless Tenant pays the resulting premium as provided in Section 11.03) or which would result in insurance companies of good standing refusing to insure the Building or any of such property in amounts reasonably satisfactory to Landlord.

      11.02 Tenant covenants to provide on or before the Commencement Date and to keep in force during the term hereof the following insurance coverage:

            (a) For the the benefit of Landlord and Tenant a comprehensive policy of liability insurance protecting Landlord and Tenant against any liability whatsoever occasioned by accident on or about the Demised Premises or any appurtenances thereto. Such policy is to be written by good and solvent insurance companies authorized to do business in the State of New Jersey and the limits of liability thereunder shall not be less than the amount of Four Million ($4,000,000.00) Dollars combined single limit coverage for property damage and bodily injury on a per occurrence basis. Such insurance may be carried under a blanket policy covering the Demised Premises and other locations of Tenant, if any.

            (b) Fire and Extended coverage in an amount adequate to cover the cost of replacement of all personal property, fixtures, furnishing and equipment, including Tenant's Work located in the Demised Premises. Such policy shall be written by good and solvent insurance companies authorized to do business in the State of New Jersey.

            Prior to the time such insurance is first required to be carried by Tenant and thereafter, at least fifteen (15) days prior to the expiration of any such policies, Tenant agrees to deliver to Landlord either duplicate originals of the aforesaid policies or certificates evidencing such insurance, provided said certificate contains an endorsement that such insurance may not be modified or cancelled except upon fifteen (15) days' notice to Landlord, together with evidence of payment for the policy. Tenant's failure to provide and keep in force the aforementioned insurance shall be regarded as a material default hereunder, entitling Landlord to exercise any or all of the remedies as provided in this lease in the event of Tenant's default.

      11.03 Landlord and Tenant shall each endeavor to secure an appropriate clause in, or an endorsement upon, each fire or extended coverage policy obtained by it and covering the Building, the Demised Premises or the personal property, fixtures and equipment located therein or thereon, pursuant to which the respective insurance companies waive subrogation or permit the insured, prior to any loss, to agree with a third party to waive any claim it might have against said third party. The waiver of subrogation or permission for waiver of any claim hereinbefore referred to shall extend to the agents of each party and its employees and, in the case of Tenant, shall also extend to all other persons and entities occupying or using the Demised Premises in accordance with the terms of this lease. If and to the extent that such waiver or permission can be obtained only upon payment of an additional charge then, except as provided in the following two paragraphs, the party benefiting from the waiver or permission shall pay such charge upon demand, or shall be deemed to have agreed that the party obtaining the insurance coverage in question shall be free of any further obligations under the provisions hereof relating to such waiver or permission.

      In the event that Landlord shall be unable at any time to obtain one of the provisions referred to above in any of its insurance policies, at Tenant's option Landlord shall cause Tenant to be named in such policy or policies as one of the assureds, but if any additional premium shall be imposed for the inclusion of Tenant as such as assured, Tenant shall pay such additional premium upon demand. In the event that Tenant shall have been named as one of the assureds in any of Landlord's policies in accordance with the foregoing, Tenant shall endorse promptly to the order of Landlord, without recourse, any check, draft or order for the payment of money representing the proceeds of any such policy or any other payment growing out of or connected with said policy and Tenant hereby irrevocably waives any and all rights in and to such proceeds and payments.

      In the event that Tenant shall be unable at any time to obtain one of the provisions referred to above in any of its insurance policies, Tenant shall cause Landlord to be named in such policy or policies as one of the assureds, but if any additional premium shall be imposed for the inclusion of Landlord as such an assured, Landlord shall pay such additional premium upon demand or Tenant shall be excused from its obligations under this paragraph with respect to the insurance policy or policies for which such additional premiums would be imposed. In the event that Landlord shall have been named as one of the assureds in any of Tenant's policies in accordance with the foregoing, Landlord shall endorse promptly to the order of Tenant, without recourse, any check, draft or order for the payment of money representing the proceeds of any such policy or any other payment growing out of or connected with said policy and Landlord hereby irrevocably waives any and all rights in and to such proceeds and payments.

      Subject to the foregoing provisions of this Section 11.03, and insofar as may be permitted by the terms of the insurance policies carried by it, each party hereby releases the other with respect to any claim (including a claim for negligence) which it might otherwise have against the other party for loss, damages or destruction with respect to its property by fire or other casualty (including rental value or business interruption, as the case may be) occurring during the term of this lease.

      11.04 If, by reason of a failure of Tenant to comply with the provisions of Section 10.01 or Section 11.01, the rate of fire insurance with extended coverage on the Building or equipment or other property of Landlord shall be higher than it otherwise would be,

Tenant shall reimburse Landlord, on demand, for that part of the premiums for fire insurance and extended coverage paid by Landlord because of such failure on the part of Tenant.

      11.05 If any dispute shall arise between Landlord and Tenant with respect to the incurrence or amount of any additional insurance premium referred to in
Section 11.01 or 11.03, the dispute shall be determined by arbitration.

      11.06 A schedule or make up of rates for the Building or the Demised Premises, as the case may be, issued by the New Jersey Fire Insurance Rating Organization or other similar body making rates for fire insurance and extended coverage for the premises concerned, shall be conclusive evidence of the facts therein stated and of the several items and charges in the fire insurance rate with extended coverage then applicable to such premises.

      11.07 Landlord agrees that so long as a first mortgage on the Building is held by an institutional lender, it will carry such casualty insurance as may be required by the holder of such mortgage. In the event that there shall be no first mortgage held by an institutional lender, then and in such event Landlord shall carry such casualty insurance as is normally and customarily carried by owners of similar buildings in the vicinity of the Building. As used in this
Section 11.07, the term "institutional lender" shall mean a savings bank, a savings and loan association, a commercial bank or trust company (whether acting individually or in a fiduciary trust capacity), an insurance company organized and existing under the laws of the United States or any state thereof, a real estate investment trust, a union, federal, state, municipal or secular employee's welfare, benefit, pension or retirement fund or any combination of institutional lenders, in each case having total assets or endowment of not less than $500,000,000 and generally referred to and acknowledged in the New York City real estate industry to be an "institutional lender" or institutional investor."

                                   ARTICLE 12

                             Rules And Regulations

      12.01 Tenant and its employees and agents shall faithfully observe and comply with the Rules and Regulations annexed hereto as Exhibit D, and such reasonable changes therein (whether by modification, elimination or addition) as Landlord at any time or times hereafter may make and communicate in writing to Tenant, which do not unreasonably affect the conduct of Tenant's business in the Demised Premises except as required by any governmental law, rule, regulation, ordinance or similar decree; provided, however, that in case of any conflict or inconsistency between the provisions of this lease and any of the Rules and Regulations as originally promulgated or as changed, the provisions of this lease shall control.

      12.02 Nothing in this lease contained shall be construed to impose upon Landlord any duty or obligation to Tenant to enforce the Rules and Regulations or the terms, covenants or conditions in any other lease, as against any other tenant, and Landlord shall not be liable to Tenant for violation of the same by any other tenant or its employees, agents or visitors. However, Landlord shall not enforce any of the Rules and Regulations in such manner as to discriminate against Tenant or anyone claiming under or through

Tenant. In the event Landlord refuses to enforce any Rules and Regulations against an offending tenant, Landlord agrees that Tenant, in Landlord's name but at Tenant's sole cost and expense may seek to enforce Landlord's rights against the offending tenant.

                                   ARTICLE 13

                                Tenant's Changes

      13.01 Tenant may from time to time during the term of this lease, at its expense, make such alterations, additions, installations, substitutions, improvements and decorations (hereinafter collectively called "changes" and, as applied to changes provided for in this Article, "Tenant's Changes") in and to the Demised Premises, excluding structural changes, as Tenant may reasonably consider necessary or desirable for the conduct of its business in the Demised Premises, on the following conditions:

            (a) The outside appearance or the strength of the Building or of any of its structural parts shall not be affected.

            (b) No part of the Building outside of the Demised Premises shall be physically affected.

            (c) The proper functioning of any of the mechanical, electrical, sanitary and other service systems of the Building shall not be adversely affected or the usage of such systems by Tenant shall not be materially increased.

            (d) In performing the work involved in making such changes, Tenant shall use contractors reasonably acceptable to Landlord and Tenant shall be bound by and observe all of the conditions and covenants contained in the following Sections of this Article.

            (e) Before proceeding with any change the cost of which will exceed $100,000 (exclusive of the costs of decorating work and items constituting "Tenant's Property", as defined in Article 14, and of any architect's and engineer's fees), or any change to the mechanical, electrical, sanitary, and/or other service systems, Tenant shall submit to Landlord plans and specifications for the work to be done and the names of the contractors who will perform the work, all for Landlord's approval not to be unreasonably withheld or delayed. If Landlord shall fail to disapprove Tenant's plans and specifications within ten
(10) business days after Landlord's receipt thereof, Landlord shall be deemed to have approved such plans and specifications. Any disapproval given by Landlord shall be ineffective unless accompanied by a statement in reasonable specificity of the reasons for such disapproval. Landlord may as a condition of its consent require Tenant to make revisions in and to the plans and specifications and if the cost of the changes exceed $500,000 in the aggregate to post a bond or other security reasonably satisfactory to Landlord to insure the completion of such change. The provisions of this Section 13.01 shall not be applicable to initial installations which shall be governed by the provisions of Exhibit C annexed hereto.

      13.02 Tenant, at its expense, shall obtain all necessary governmental permits and certificates for the commencement and prosecution of Tenant's Changes and for final approval thereof upon completion, and shall cause Tenant's Changes to be performed in compliance therewith and with all applicable laws and requirements of public authorities, and with all applicable requirements of insurance bodies, and in good and workmanlike manner, using materials and equipment at least equal in quality and class to the original installations in the Building. Tenant's Changes shall be performed in such manner as not to unreasonably interfere with or delay and (unless Tenant shall indemnify Landlord therefor to the latter's reasonable satisfaction) as not to impose any additional expense upon Landlord in the construction, maintenance or operation of the Building. Throughout the performance of Tenant's Changes, Tenant, at its expense, shall carry, or cause to be carried, workmen's compensation insurance in statutory limits and general liability insurance for any occurrence in or about the Building as set forth in
Section 11.02 hereof, in which Landlord and its agents shall be named as parties insured, in such limits as Landlord may reasonably prescribe, with good and solvent insurance companies authorized to do business in the State of New Jersey. Tenant shall furnish Landlord with satisfactory evidence that such insurance is in effect at or before the commencement of Tenant's Changes and, on request, at reasonable intervals thereafter during the continuance of Tenant's Changes. If any of Tenant's Changes shall involve the removal of any fixtures, equipment or other property in the Demised Premises which are not Tenant's Property (as defined in Article 14), such fixtures, equipment or other property shall be promptly replaced, at Tenant's expense, with fixtures, equipment or other property (as the case may be) of like utility and at least equal value unless Landlord shall otherwise expressly consent in writing and Tenant shall, upon Landlord's request, store and preserve, at Tenant's sole cost and expense, any such fixtures, equipment or property so removed and shall return same to Landlord upon the expiration or sooner termination of this lease. All electrical and plumbing work in connection with Tenant's changes shall be performed by contractors or subcontractors licensed therefor by all governmental agencies having or asserting jurisdiction.

      13.03 Tenant, at its expense, and with diligence and dispatch, shall procure the cancellation or discharge of all notices of violation arising from or otherwise connected with Tenant's Changes which shall be issued by the Department of Buildings or any other public or quasi-public authority having or asserting jurisdiction. Tenant shall defend, indemnify and save harmless Landlord against any and all mechanic's and other liens filed in connection with Tenant's Changes, including the liens of any security interest in, conditional sales of, or chattel mortgages upon, any materials, fixtures or articles so installed in and constituting part of the Demised Premises and against all costs, expense and liabilities incurred in connection with any such lien, security interest, conditional sale or chattel mortgage or any action or proceeding brought thereon. Tenant, at its expense, shall procure the satisfaction or discharge of all such liens within thirty (30) days after Landlord makes written demand therefor. However, nothing herein contained shall prevent Tenant from contesting, in good faith and at its own expense, any such notice of violation, provided that Tenant shall comply with the provisions of
Section 10.02.

      13.04 Tenant agrees that the exercise of its rights pursuant to the provisions of this Article 13 shall not be done in a manner which would create any work stoppage, picketing, labor disruption or dispute or violate Landlord's union contracts affecting the Land and/or Building nor unreasonable interference with the business of Landlord or any Tenant or occupant of the Building. In the event of the occurrence of any condition described above arising from the exercise by Tenant of its right pursuant to the provisions of this Article 13, Tenant shall, immediately upon notice from Landlord, cease the manner of exercise of such right giving rise to such condition. In the event Tenant fails to cease such manner of exercise of its rights as aforesaid, Landlord, in addition to any rights available to it under this lease and pursuant to law, shall have the right to injunction without notice. With respect to Tenant's Changes, Tenant shall make all arrangements for, and pay all expenses incurred in connection with, use of the freight elevators servicing the Demised Premises.

                                   ARTICLE 14

                               Tenant's Property

      14.01 All fixtures, equipment, improvements and appurtenances attached to or built into the Demised Premises at the commencement of or during the term of this lease, whether or not by or at the expense of Tenant, shall be and remain a part of the Demised Premises, shall be deemed the property of Landlord and shall not be removed by Tenant, except as hereinafter in this Article expressly provided.

      14.02 All panelling, movable partitions, lighting fixtures, special cabinet work, other business and trade fixtures, machinery and equipment, communications equipment and office equipment, whether or not attached to or built into the Demised Premises, which are installed in the Demised Premises by or for the account of Tenant, without expense to Landlord, and can be removed without permanent structural damage to the Building, and all furniture, furnishings and other articles of movable personal property owned by Tenant and located in the Demised Premises, (all of which are sometimes called "Tenant's Property") shall be and shall remain the property of Tenant and may be removed by it at any time during the term of this lease; provided that if any of Tenant's Property is removed, Tenant or any party or person entitled to remove same shall repair or pay the cost of repairing any damage to the Demised Premises or to the Building resulting from such removal. Any equipment or other property for which Landlord shall have granted any allowance or credit to Tenant or which has replaced such items originally provided by Landlord at Landlord's expense shall not be deemed to have been installed by or for the account of Tenant, without expense to Landlord, and shall not be considered Tenant's Property.

      14.03 At or before the Expiration Date, or the date of any earlier termination of this lease, or as promptly as practicable after such an earlier termination date, Tenant at its expense, shall remove from the Demised Premises all of Tenant's Property except such items thereof a) which constitute initial installations made by Tenant on the Demised Premises in accordance with Exhibit C annexed hereto or b) which constitute Tenant changes which were approved by Landlord or c) such other installations as Tenant shall have expressly agreed in writing with Landlord were to remain and to become the property of Landlord, and shall fully repair any damage to the Demised Premises or the Building resulting from such removal. Tenant's obligation herein shall survive the termination of the lease.

      14.04 Any other items of Tenant's Property (except money, securities and other like valuables) which shall remain in the Demised Premises after the Expiration Date or after a period of fifteen (15) days following an earlier termination date, may, at the option of the Landlord, be deemed to have been abandoned, and in such case either may be retained by Landlord as its property or may be disposed of, without accountability, at Tenant's expense in such manner as Landlord may see fit.

                                   ARTICLE 15

                            Repairs And Maintenance

      15.01 Tenant shall take good care of the Demised Premises. Tenant, at its expense, shall promptly, using contractors reasonably acceptable to Landlord, make all repairs, ordinary or extraordinary, interior or exterior, structural or otherwise, in and about the Demised Premises and the Building, as shall be required by reason of (i) the performance or existence of Tenant's Work or Tenant's Changes, (ii) the installation, use or operation of Tenant's Property in the Demised Premises, (iii) the moving of Tenant's Property in or out of the Building, or (iv) the misuse or neglect of Tenant or any of its employees, agents or contractors; but Tenant shall not be responsible for any of such repairs as are required by reason of Landlord's neglect or other fault in the manner of performing any of Tenant's Work or Tenant's Changes which may be undertaken by Landlord for Tenant's account or are otherwise required by reason of neglect or other fault of Landlord or its employees, agents or contractors. Except if required by the neglect or other fault of Landlord or its employees, agents or contractors, Tenant, at its expense, shall replace all scratched, damaged or broken doors or other glass (excluding exterior windows) in or about the Demised Premises and shall be responsible for all repairs, maintenance and replacement of wall and floor coverings in the Demised Premises and, for the repair and maintenance of all lighting fixtures therein.

      15.02 Landlord, at its expense, shall operate the Building as a first-class office building and shall keep and maintain the Building and its fixtures, appurtenances, systems and facilities serving the Demised Premises, in good working order, condition and repair and shall make all repairs, structural and otherwise, interior and exterior, as and when needed in or about the Demised Premises, except for those repairs for which Tenant is responsible pursuant to any other provisions of this lease.

      15.03 Except as expressly otherwise provided in this lease, Landlord shall have no liability to Tenant by reason of any inconvenience, annoyance, interruption or injury to business arising from Landlord's making any repairs or changes which Landlord is required or permitted by this lease, or required by law, to make in or to any portion of the Building or the Demised Premises, or in or to the fixtures, equipment or appurtenances of the Building or the Demised Premises, provided that Landlord shall use due diligence with respect thereto and shall perform such work, except in case of emergency, at times reasonably convenient to Tenant and otherwise in such manner as will not materially interfere with Tenant's use of the Demised Premises.

                                   ARTICLE 16

                                  Electricity

      16.01 (a) Landlord agrees that, prior to Commencement Date, risers, feeders and wiring will be installed in the Building by Landlord so as adequately to supply Tenant's electrical requirements in accordance with Tenant's plans for initial occupancy and the provisions in the Work Letter (Exhibit C) as to the service capacity of electric risers to furnish electric service to the Demised Premises.

            (b) Tenant shall obtain and pay for Tenant's entire separate supply of electric current by direct application to and arrangement with the public utility company servicing the Building. Landlord will permit its electric feeders, risers and wiring serving the Demised Premises to be used by Tenant to the extent available and safely capable of being used for such purpose.

      16.02 After the initial installation work by Landlord, any additional risers, feeders or other equipment or service proper or necessary to supply Tenant's electrical requirements, upon written request of Tenant, will be installed by Landlord, at the sole cost and expense of Tenant, if in Landlord's sole judgment, the same are necessary and will not cause permanent damage or injury to the Building or the Demised Premises or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations, repairs or expense or interfere with or disturb other tenants or occupants. Rigid conduit only will be allowed.

      16.03 Landlord shall not in anywise be liable or responsible to Tenant for any loss or damage or expense which Tenant may sustain or incur if either the quantity or character of electric service is changed or is no longer available or suitable for Tenant's requirements except as a result of Landlord's negligence.

      16.04 Tenant agrees not to connect any additional electrical equipment of any type to the Building electric distribution system, beyond that on Tenant's approved plans for initial occupancy, other than lamps, typewriters and other small office machines which consume comparable amounts of electricity, without the Landlord's prior written consent, which consent shall not be unreasonably withheld or delayed. In no event shall Tenant use or install any fixtures, equipment or machines the use of which in conjunction with other fixtures, equipment and machines in the Demised Premises would result in an overload of the electrical circuits servicing the Demised Premises.

      16.05 Tenant covenants and agrees that at all times its use of electric current shall never exceed the capacity of the then existing feeders to the Building or the risers or wiring installation. Tenant shall furnish, install and replace, as required, all lighting tubes, lamps, bulbs and ballasts required in the Demised Premises, at Tenant's sole cost and expense. All lighting tubes, lamps, bulbs and ballasts so installed shall become Landlord's property upon the expiration or sooner termination of this lease.

                                   ARTICLE 17

                     Heat, Ventilation And Air-Conditioning

      17.01 Landlord, at its sole cost and expense, shall furnish and install in the Demised Premises heating and air-conditioning units which shall be connected to the Building's heating and air-conditioning systems and water tower in accordance with the specifications for the system installed.

      17.02 Use of the Demised Premises, or any part thereof, in a manner exceeding the design conditions (including occupancy and connected electrical load) specified in Exhibit C for the heating or cooling units in the Demised Premises, or rearrangement of partitioning which interferes with normal operation of the heat, ventilation and air-conditioning in the Demised Premises, may require changes in the heat, ventilation and air-conditioning system servicing the Demised Premises. Such changes, so occasioned, shall be made by Tenant, at its expense, as Tenant's Changes pursuant to Article 13.

      17.03 Landlord, at its expense, shall maintain and operate the heating, ventilating and air-conditioning systems (hereafter called the "systems") and, subject to energy conservation requirements of governmental authorities, shall furnish heat, ventilating and air-conditioning (hereinafter collectively called "air-conditioning service") in the Demised Premises through the systems, which shall be in compliance with the performance specifications in the Work Letter attached hereto as Exhibit C, as may be reasonably required for comfortable occupancy of the Demised Premises during "regular hours" (that is between the hours of 7:00 A.M. and 7:00 P.M. weekdays and 8:00 A.M. and 1:00 P.M. on Saturdays) or "business days" (as defined in Section 44.03) throughout the year. If Tenant shall require heating, ventilating or air-conditioning service at any other time (hereinafter called "after hours"), Landlord shall furnish such after hours service upon reasonable advance notice from Tenant, and Tenant shall pay on demand Landlord's actual cost of furnishing such service including the cost of labor and utilities and depreciation of equipment plus 10%; such costs to exclude overhead and administrative charges. In the event the after hours service is shared by other tenants, the cost thereof shall be prorated among all such tenants.

                                   ARTICLE 18

                      Landlord's Other Services, Security

      18.01 Landlord, at its expense, shall provide public elevator service, passenger and freight, by elevators serving the floor on which the Demised Premises are situated during regular hours of business days, and shall have at least one passenger elevator subject to call at all other times.

      18.02 Tenant, at its expense, shall cause the Demised Premises to be cleaned and maintained as first class office space. Landlord agrees to cause the common areas of the Building to be cleaned in a manner consistent with the operation of a first-class office building.

      18.03 Landlord, at its expense, shall furnish adequate hot and cold water to the Demised Premises for drinking, lavatory and cleaning purposes. If Tenant uses water for any other purpose Landlord, at Tenant's expense, shall install meters to measure Tenant's consumption of cold water and/or hot water for such other purposes and/or steam, as the case may be. Tenant shall pay for the quantities of cold water and hot water shown on such meters, at Landlord's cost thereof, on the rendition of Landlord's bills therefor.

      18.04 Landlord, at its expense, and on Tenant's request, shall maintain the original listings on the Building directory of the names of Tenant, and the names of any of their officers and employees, provided that the names so listed shall not take up more than Tenant's Proportionate Share of the spaces on the Building directory. In the event Tenant shall require additional or substitute listings on the Building directory, Landlord shall, to the extent space for such additional or substitute listing is available, maintain such listings and Tenant shall pay to Landlord an amount equal to Landlord's actual cost therefor with no mark up.

      18.05 Landlord reserves the right, without any liability to Tenant, except as otherwise expressly provided in this lease, to stop service of any of the heating, ventilating, air conditioning, electric, sanitary, elevator or other Building systems serving the Demised Premises, or the rendition of any of the other services required of Landlord under this lease, whenever and for so long as may be necessary, by reason of accidents, emergencies, strikes or the making of repairs or changes which Landlord is required by this lease or by law to make or in good faith deems necessary, by reason of difficulty in securing proper supplies of fuel, steam, water, electricity, labor or supplies, or by reason of any other cause beyond Landlord's reasonable control.

      18.06 Landlord agrees that throughout the term of this lease it will install and operate a security system consistent with the operation of a first-class office building. In the event that Tenant desires to install a separate security system for its own premises, Landlord agrees that Tenant shall have the right, at Tenant's own cost and expense, to install a guard station in the lobby in the vicinity of Tenant's exclusive elevators, the exact location to be agreed upon between Landlord and Tenant. The cost of Tenant's security staff and any security device installed by Tenant shall be borne solely by Tenant.

                                   ARTICLE 19

                  Access, Changes In Building Facilities, Name

      19.01 All of the Building except the inside surfaces of all walls, windows and doors bounding the Demised Premises (including exterior Building walls, core corridor walls and doors and any core corridor entrance) and any space in or adjacent to the Demised Premises used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other Building facilities, and the use thereof, as well as access thereto through the Demised Premises for the purpose of operation, maintenance, decoration and repair, are reserved to Landlord.

      19.02 Tenant shall permit Landlord to install, use, replace and maintain pipes, ducts and conduits within the demising walls, bearing columns and ceilings of the Demised Premises.

      19.03 Landlord or Landlord's agent shall have the right, upon request (except in emergency under clause (ii) hereof) to enter and/or pass through the Demised Premises or any part thereof, at reasonable times during reasonable hours, (i) to examine the Demised Premises and to show them to the fee owners, lessors of superior leases, holders of superior mortgages, or prospective purchasers, mortgagees or lessees of the Building as an entirety, and (ii) for the purpose of making such repairs or changes in or to the Demised Premises or in or its facilities, as may be provided for by this lease or as may be mutually agreed upon by the parties or as Landlord may be required to make by law or in order to repair and maintain said structure or its fixtures or facilities. Landlord shall be allowed to take all materials into and upon the Demised Premises that may be required for such repairs, changes, repainting or maintenance, without liability to Tenant, but Landlord shall not unreasonably interfere with Tenant's use of the Demised Premises. Landlord shall also have the right to enter on and/or pass through the Demised Premises, or any part thereof, at such times as such entry shall be required by circumstances of emergency affecting the Demised Premises or said structure.

      19.04 During the period of twelve (12) months prior to the Expiration Date Landlord may exhibit the Demised Premises to prospective tenants.

      19.05 Landlord reserves the right, at any time after completion of the Building, without incurring any liability to Tenant therefor, to make such changes in or to the Building and the fixtures and equipment thereof, as well as in or to the street entrances, halls, passages, elevators, escalators and stairways thereof, as it may deem necessary or desirable, provided that any such changes (i) do not unreasonably interfere with Tenant's access to the Demised Premises, (ii) do not unreasonably interfere with the use of the Demised Premises, (iii) do not materially reduce the area of the Demised Premises, and
(iv) do not permanently and materially reduce the services furnished to the Demised Premises.

      19.06 Landlord may adopt any name for the Building. Landlord reserves the right to change the name or address of the Building at any time, subject to the provisions of Article 43.

      19.07 For the purposes of Article 19, the term "Landlord" shall include lessors of leases and the holders of mortgages to which this lease is subject and subordinate as provided in Article 7.

      19.08 Landlord agrees that except in the event of an emergency, any access to the Demised Premises shall be subject to reasonable notice to the Tenant, shall be on an escorted basis and that Landlord's right of access shall be performed in a manner not to unreasonably interfere with Tenant's use of the Demised Premises.

                                   ARTICLE 20

                              Notice Of Accidents

      20.01 Tenant shall give notice to Landlord, promptly after Tenant learns thereof, of (i) any accident in or about the Demised Premises for which Landlord might be liable, (ii) all fires in the Demised Premises, (iii) all damages to or defects in the Demised Premises, including the fixtures, equipment and appurtenances thereof, for the repair of which Landlord might be responsible, and (iv) all damage to or defects in any parts or appurtenances of the Building's sanitary, electrical, heating, ventilating, air-conditioning, elevator and other systems located in or passing through the Demised Premises or any part thereof.

                                   ARTICLE 21

                       Non-Liability And Indemnification

      21.01 Neither Landlord nor any agent or employee of Landlord shall be liable to Tenant for any injury or damage to Tenant or to any other person or for any damage to, or loss (by theft or otherwise) of, any property of Tenant or of any other person, irrespective of the cause of such injury, damage or loss, unless caused by the wrongful act or due to the negligence of Landlord, its agents or employees occurring within the scope of their respective employments without negligence on the part of Tenant, it being understood that no property, other than such as might normally be brought upon or kept in the Demised Premises as an incident to the reasonable use of the Demised Premises for the purpose herein permitted, will be brought upon or be kept in the Demised Premises.

      21.02 Tenant shall indemnify and save harmless Landlord and its agents against and from (a) any and all claims (i) arising from (x) the conduct or management of the Demised Premises or of any business therein, or (y) any work or thing whatsoever done, or any condition created (other than by Landlord for Landlord's or Tenant's account) in or about the Demised Premises during the term of this lease or during the period of time, if any, prior to the Commencement Date that Tenant may have been given access to the Demised Premises, or (ii) arising from any negligent or otherwise wrongful act or omission of Tenant or any of its subtenants or licensees or its or their employees, agents or contractors, and (b) all costs, expenses and liabilities incurred in or in connection with each such claim or action or proceeding brought thereon. In case any action or proceeding be brought against Landlord by reason of any such claim, Tenant, upon notice from Landlord, shall resist and defend such action or proceeding. Notwithstanding the foregoing, nothing herein contained shall require Tenant to indemnify Landlord against any claims based upon any accident, injury or damage on or about the Demised Premises, arising out of the negligence or willful act of Landlord or any agent of Landlord.

      21.03 Except as provided in Section 3.01 and as otherwise expressly provided in this lease, this lease and the obligations of Tenant hereunder shall be in no wise affected, impaired or excused because Landlord is unable to fulfill, or is delayed in fulfilling, any of its obligations under this lease by reason of strike, other labor trouble, governmental preemption or priorities or other controls in connection with a national or other public emergency or shortages of fuel, supplies or labor resulting therefrom, acts of God or other like cause beyond Landlord's reasonable control.

                                   ARTICLE 22

                             Destruction Or Damage

      22.01 If the Building or the Demised Premises shall be partially or totally damaged or destroyed by fire or other cause, then, whether or not the damage or destruction shall have resulted from the fault or neglect of Tenant, or its employees, agents or visitors (and if this lease shall not have been terminated as in this Article hereinafter provided), Landlord shall, to the extent of insurance proceeds received by it, repair the damage and restore and rebuild the Building and/or the Demised Premises to a condition equivalent (with respect to character, quality, value, utility and appearance and the Building systems) to that which existed immediately prior to such damage with reasonable dispatch after notice to it of the damage or destruction; provided, however, that Landlord shall not be required to repair or replace any of Tenant's Property nor to restore any Tenant's Work.

      22.02 (a) If the Building or the Demised Premises shall be partially damaged or partially destroyed by fire or other cause, the rents payable hereunder shall be abated to the extent that the Demised Premises shall have been rendered untenantable and for the period from the date of such damage or destruction to the date the damage shall be repaired or restored. If the Demised Premises or a major part thereof shall be totally (which shall be deemed to include substantially totally) damaged or destroyed or rendered completely (which shall be deemed to include substantially completely) untenantable on account of fire or other cause, the rents shall abate as of the date of the damage or destruction and until Landlord shall repair, restore and rebuild the Building and the Demised Premises, provided, however, that should Tenant reoccupy a portion of the Demised Premises during the period the restoration work is taking place and prior to the date that the same are made completely tenantable, rents allocable to such portion shall be payable by Tenant from the date of such occupancy.

            (b) Notwithstanding anything to the contrary contained herein, prior to the date the Demised Premises, or any affected portion thereof, are made completely tenantable, Landlord shall provide Tenant and Tenant's contractor, subcontractors and materialmen access to the Demised Premises to perform any alterations required to prepare the Demised Premises for the conduct of Tenant's business (hereinafter referred to as "Specialty Alterations") on the following terms and conditions:

            (i) Tenant shall not commence work in any portion of the Demised Premises until the date specified in a notice from Landlord to Tenant stating that the repairs required to be made by Landlord have been or will be completed to the extent reasonably necessary, in Landlord's reasonable discretion, to permit the commencement of the Specialty Alterations to be performed in the portion in question without interference with, and consistent with the performance of, the repairs remaining to be performed; and

            (ii) Such access by Tenant shall be deemed to be subject to all of the applicable provisions of this lease, except that there shall be no obligation on the part of Tenant solely because of such access to pay any fixed rent or additional rent with respect to the affected portion of the Demised Premises for any period prior to the date the damage thereto shall be repaired or restored in accordance with the provisions hereof.

      22.03 If the Building or the Demised Premises shall be totally damaged or destroyed by fire or other cause, or if the Building shall be so damaged or destroyed by fire or other cause (whether or not the Demised Premises are damaged or destroyed) that its repair or restoration requires the expenditure, as estimated by a reputable contractor or architect designated by Landlord and approved by Tenant, which approval shall not be unreasonably withheld or delayed, of more than 40% of the full insurable value of the Building immediately prior to the casualty, then in either such case Landlord may terminate this lease by giving Tenant notice to such effect within one hundred twenty (120) days after the date of the casualty; provided that if the Demised Premises are not substantially damaged or rendered substantially untenantable, Landlord may not terminate this lease unless it shall elect to terminate leases (including this lease), affecting at least fifty percent (50%) of the rentable area of the Building (excluding any rentable area occupied by Landlord or its affiliates).

      22.04(a) Anything contained in this Article 22 to the contrary notwithstanding, within thirty (30) days after notice to Landlord of any damage described in Section 22.01 hereof, Landlord shall deliver to Tenant a statement prepared by a reputable contractor approved by Tenant, which approval shall not be unreasonably withheld or delayed, setting forth such contractor's estimate as to the time and monies required to repair such damage and the assumptions regarding the use of labor (including overtime labor, if applicable) and construction methods considered in arriving at such estimate. If the estimated time period exceeds twelve (12) months from the date of such damage or the estimated monies exceeds the anticipated amount of insurance proceeds (provided Landlord does not agree to supply any deficiency), Tenant may elect to terminate this lease by notice to Landlord not later than sixty (60) days following receipt of such statement or, if no statement is delivered, not earlier than ninety (90) days after the date such statement was to have been delivered. If Tenant makes such election, the Term shall expire upon a date specified by Tenant, not exceeding ninety (90) days after notice of such election is given by Tenant, and Tenant shall vacate the Demised Premises and surrender the same to Landlord in accordance with the provisions of Article 24 hereof. If Tenant shall not have elected to terminate this lease pursuant to this Article 22 (or is not entitled to terminate this lease pursuant to this Article 22), and such repairs are (i) not commenced by Landlord within ninety
(90) days after the date of such damage, (ii) not substantially completed by Landlord within twelve (12) months after the date of such damage, subject to unavoidable delays (not exceeding six months) on account of delays in the adjustment of insurance, labor troubles, governmental controls, act of God, or any other cause beyond Landlord's reasonable control, Tenant may elect to terminate this lease by notice to Landlord. If Tenant makes such election, the Term of this lease shall expire upon the ninetieth (90th) day after notice of such election is given by Tenant and Tenant shall vacate the Demised Premises and surrender the same to Landlord in accordance with the provisions of Article 24 hereof.

            (b) Notwithstanding the foregoing, if (i) the Demised Premises shall be substantially damaged during the last two years of the Term (as the same may be renewed or extended pursuant to Article 40 hereof) or (ii) an engineer selected by Landlord and approved by Tenant, which approval shall not be unreasonably withheld or delayed, shall reasonably estimate that there will be less than two (2) years remaining in the Term (as same may be renewed or extended pursuant to Article 40 hereof) upon completion of restoration of the Building or the Demised Premises, as the case may be, then in either such case, Landlord or Tenant may elect by notice, given within thirty (30) days after the occurrence of such damage, to terminate this lease. Notwithstanding anything contained in this lease to the contrary, if there shall occur a casualty at such time as there shall be estimated to be less than two years remaining in the Term of this lease after completion of restoration but prior to the time that pursuant to the provisions of Article 40 hereof Tenant shall have the right to exercise any renewal option granted hereunder, then, prior to Landlord terminating this lease, Tenant shall have the right to exercise any renewal option granted herein in accordance with the provisions of Article 40 hereof. If either party shall elect to so terminate this lease, the Term shall expire upon the ninetieth (90th) day after notice of such election is given by such party and Tenant shall vacate the Demised Premises and surrender the same to Landlord in accordance with the provisions of Article 24 hereof.

      22.05 No damages, compensation or claim shall be payable by Landlord for inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Demised Premises or of the Building pursuant to this Article. Landlord shall use its best efforts to effect such repair or restoration promptly and in such manner as to not unreasonably interfere with Tenant's use and occupancy.

      22.06 Tenant agrees to cooperate with Landlord to enable Landlord to promptly collect any insurance proceeds to which it may be entitled. Notwithstanding any of the foregoing provisions of this Article, if Landlord or the lessor of any superior lease or the holder of any superior mortgage shall be unable to collect all of the insurance proceeds

(including rent insurance proceeds) applicable to damage or destruction of the Demised Premises or the Building by fire or other cause, by reason of some action or inaction on the part of Tenant or any of its employees, agents or contractors which constitutes a breach of the provisions of this lease, then, without prejudice to any other remedies which may be available against Tenant, there shall be no abatement of Tenant's rents, but the total amount of such rents not abated (which would otherwise have been abated) shall not exceed the amount of the uncollected insurance proceeds.

      22.07 Landlord will not carry insurance of any kind on Tenant's Property or Tenant's Work, and, except as provided by law or by reason of its fault or its breach of any of its obligations hereunder, shall not be obligated to repair any damage thereto or replace the same.

      22.08 The provisions of this Article shall be considered an express agreement governing any case of damage or destruction of the Demised Premises by fire or other casualty and any applicable law providing for a contingency in the absence of an express agreement now or hereafter in force shall have no application in such case.

      22.09 Any dispute which may arise between the parties with respect to the meaning or application of any of the provisions of this Article 22 shall be determined by arbitration in the manner provided in Article 34 hereof.

                                   ARTICLE 23

                                 Eminent Domain

      23.01 If the whole of the Building shall be lawfully taken by condemnation or in any other manner for any public or quasi-public use or purpose, this lease and the term and estate hereby granted shall forthwith terminate as of the date of vesting of title in such taking (which date is hereinafter also referred to as the "date of the taking"), and the rents shall be prorated and adjusted as of such date.

      23.02 If only a part of the Building shall be so taken, this lease shall be unaffected by such taking, except that Tenant may elect to terminate this lease in the event of a partial taking, if the remaining area of the Demised Premises shall not be reasonably sufficient for Tenant to continue feasible operation of its business. Tenant shall give notice of such election to Landlord not later than thirty (30) days after (i) notice of such taking is given by Landlord to Tenant, or (ii) the date of such taking, whichever occurs sooner. Upon the giving of such notice by Tenant this lease shall terminate on the date of such taking and the rents shall be prorated as of such termination date. Upon such partial taking and this lease continuing in force as to any part of the Demised Premises, the rents apportioned to the part taken shall be prorated and adjusted as of the date of taking and from such date the fixed rent for the Demised Premises and additional rent shall be payable pursuant to Article 5 according to the rentable area remaining.

      23.03 Landlord shall be entitled to receive the entire award in any proceeding with respect to any taking provided for in this Article without deduction therefrom for any estate vested in Tenant by this lease and Tenant shall receive no part of such award, except as hereinafter expressly provided in this Article. Tenant hereby expressly assigns to Landlord all of its right, title and interest in or to every such award. Notwithstanding anything herein to the contrary, Tenant may, at its sole cost and expense, make a claim with the condemning authority for Tenant's moving expenses, the value of Tenant's Property or fixtures or Tenant's Changes which do not become part of the Building or property of the Landlord, provided however that Landlord's award is not thereby reduced or otherwise adversely affected.

      23.04 If the temporary use or occupancy of all or any part of the Demised Premises shall be lawfully taken by condemnation or in any other manner for any public or quasi-public use or purpose during the term of this lease, Tenant shall be entitled, except as hereinafter set forth, to receive that portion of the award for such taking which represents compensation for the use and occupancy of the Demised Premises and, if so awarded, for the taking of Tenant's Property and for moving expenses, and Landlord shall be entitled to receive that portion which represents reimbursement for the cost of restoration of the Demised Premises. This lease shall be and remain unaffected by such taking and Tenant shall continue responsible for all of its obligations hereunder insofar as such obligations are not affected by such taking and shall continue to pay in full the fixed rent and additional rent when due. If the period of temporary use or occupancy shall extend beyond the Expiration Date, that part of the award which represents compensation for the use or occupancy of the Demised Premises (or a part thereof) shall be divided between Landlord and Tenant so that Tenant shall receive so much thereof as represents the period prior to the Expiration Date and Landlord shall receive so much thereof as represents the period subsequent to the Expiration Date. All moneys received by Tenant as, or as part of, an award for temporary use and occupancy for a period beyond the date to which the rents hereunder have been paid by Tenant shall be received, held and applied by Tenant as a trust fund for payment of the rents falling due hereunder.

      23.05 In the event of any taking of less than the whole of the Building which does net result in a termination of this lease, or in the event of a taking for a temporary use or occupancy of all or any part of the Demised Premises which does not extend beyond the Expiration Date, Landlord, at its expense, and to the extent any award or awards shall be sufficient for the purpose, shall proceed with reasonable diligence to repair, alter and restore the remaining parts of the Building and the Demised Premises to substantially the same or equal condition that existed prior to the taking to the extent that the same may be feasible and so as to constitute a complete and tenantable Building and Demised Premises.

      23.06 Should any part of the Demised Premises be taken to effect compliance with any law or requirement of public authority other than in the manner hereinabove provided in this Article, then (i) if such compliance is the obligation of Tenant under this lease, Tenant shall not be entitled to any diminution or abatement of rent or other compensation from Landlord therefor, but (ii) if such compliance is the obligation of Landlord under this lease, the fixed rent hereunder shall be reduced and additional rents under Article 5 shall be adjusted in the same manner as is provided in Section 23.02 according to the reduction in rentable area of the Demised Premises resulting from such taking.

      23.07 Any dispute which may arise between the parties with respect to the meaning or application of any of the provisions of this Article shall be determined by arbitration in the manner provided in Article 34.

                                   ARTICLE 24

                                   Surrender

      24.01 On the last day of the term of this lease, or upon any earlier termination of this lease, or upon any re-entry by Landlord upon the Demised Premises, Tenant shall quit and surrender the Demised Premises to Landlord in good order, condition and repair, except for ordinary wear and tear and condemnation, damage and destruction by fire or other casualty and Tenant shall remove all of Tenant's Property therefrom except as otherwise expressly provided in this lease and shall restore the Demised Premises wherever such removal results in damage thereto.

                                   ARTICLE 25

                            Conditions Of Limitation

      25.01 To the extent permitted by applicable law this lease and the term and estate hereby granted are subject to the limitation that whenever Tenant shall make an assignment of the property of Tenant for the benefit of creditors, or shall file a voluntary petition under any bankruptcy or insolvency law, or an involuntary petition alleging an act of bankruptcy or insolvency shall be filed against Tenant under any bankruptcy or insolvency law, or whenever a petition shall be filed by or against Tenant under the reorganization provisions of the United States Bankruptcy Act or under the provisions of any law of like import, or whenever a petition shall be filed by Tenant under the arrangement provisions of the United States Bankruptcy Act or under the provisions of any law of like import, or whenever a permanent receiver of Tenant or of or for the property of Tenant shall be appointed, then, Landlord, (a) at any time after receipt of notice of the occurrence of any such event, or (b) if such event occurs without the acquiescence of Tenant, at any time after the event continues for one hundred twenty (120) days, Landlord may give Tenant a notice of intention to end the term of this lease at the expiration of five (5) days from the date of service of such notice of intention, and upon the expiration of said five (5) day period this lease and the term and estate hereby granted, whether or not the term shall theretofore have commenced, shall terminate with the same effect as if that day were the Expiration Date, but Tenant shall remain liable for damages as provided in Article 27.

      25.02 This lease and the term and estate hereby granted are subject to the further limitation that:

            (a) whenever Tenant shall default in the payment of any installment of fixed rent, or in the payment of any additional rent or any other charge payable by Tenant to Landlord, on any day upon which the same ought to be paid, and such default shall continue for ten (10) days after Landlord shall have given Tenant a notice specifying such default, or

            (b) whenever Tenant shall do or permit anything to be done, whether by action or inaction, contrary to any of Tenant's obligations hereunder, and if such situation shall continue and shall not be remedied by Tenant within thirty
(30) days after Landlord shall have given to Tenant a notice specifying the same, or, in the case of a happening or default which cannot with due diligence be cured within a period of thirty (30) days and the continuance of which for the period required for cure will not subject Landlord to the risk of criminal liability (as more particularly described in Section 10.02) or termination of any superior lease or foreclosure of any superior mortgage, if Tenant shall not, (i) within said thirty (30) day period advise Landlord of Tenant's intention to duly institute all steps necessary to remedy such situation, (ii) duly institute within said thirty (30) day period, and thereafter diligently prosecute to completion all steps necessary to remedy the same and (iii) complete such remedy within such time after the date of the giving of said notice of Landlord as shall reasonably be necessary, or

            (c) whenever any event shall occur or any contingency shall arise whereby this lease or the estate hereby granted or the unexpired balance of the term hereof would, by operation of law or otherwise, devolve upon or pass to any person, firm or corporation other than Tenant, except as expressly permitted by
Article 9, or

then in any of said cases set forth in the foregoing Subsections (a), (b) and
(c) Landlord may give to Tenant a notice of intention to end the term of this lease at the expiration of five (5) days from the date of the service of such notice of intention, and upon the expiration of said five (5) days this lease and the term and estate hereby granted, whether or not the term shall theretofore have commenced, shall terminate with the same effect as if that day were the Expiration Date, but Tenant shall remain liable for damages as provided in Article 27.

                                   ARTICLE 26

                              Re-Entry By Landlord

      26.01 If this lease shall expire as in Article 25 provided, Landlord or Landlord's agents and employees may immediately or at any time thereafter re-enter the Demised Premises, or any part thereof, in the name of the whole, either by summary dispossess proceedings or by any suitable action or proceeding at law, or by force or otherwise, without being liable to indictment, prosecution or damages therefor, and may repossess the same, and may remove any persons therefrom, to the end that Landlord may have, hold and enjoy the Demised Premises again as and of its first estate and interest therein. The word re-enter, as herein used, is not restricted to its technical legal meaning. In the event of any termination of this lease under the provisions of Article 25 or if Landlord shall re-enter the Demised Premises under the provisions of this Article or in the event of the termination of this lease, or of re-entry, by or under any summary dispossess or other proceeding or action or any provision of law by reason of default hereunder on the part of Tenant, Tenant shall thereupon pay to Landlord the fixed rent and additional rent payable by Tenant to Landlord up to the time of such termination of this lease, or of such recovery of possession of the Demised Premises by Landlord, as the case may be, and shall also pay to Landlord damages as provided in Article 27.

      26.02 In the event of a breach or threatened breach by Tenant of any of its obligations under this lease, Landlord shall also have the right of injunction. The special remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any other remedies or means of redress to which Landlord may lawfully be entitled at any time and Landlord may invoke any remedy allowed at law or in equity as if specific remedies were not provided for herein.

      26.03 If this lease shall terminate under the provisions of Article 25, or if Landlord shall re-enter the Demised Premises under the provisions of this Article, or in the event of the termination of this lease, or of re-entry, by or under any summary dispossess or other proceeding or action or any provision of law by reason of default hereunder on the part of Tenant, Landlord shall be entitled to retain all moneys, if any, paid by Tenant to Landlord, whether as advance rent, security or otherwise, but such moneys shall be credited by Landlord against any fixed rent or additional rent due from Tenant at the time of such termination or re-entry or, at Landlord's option, against any damages payable by Tenant under Article 27 or pursuant to law.

                                   ARTICLE 27

                                    Damages

      27.01 If this lease is terminated under the provisions of Article 25, or if Landlord shall re-enter the Demised Premises under the provisions of Article 26, or in the event of the termination of this lease, or of re-entry, by or under any summary dispossess or other proceeding or action or any provision of law by reason of default hereunder on the part of Tenant, Tenant shall pay to Landlord as damages, at the election of Landlord, either:

            (a) a sum which at the time of such termination of this lease or at the time of any such re-entry by Landlord, as the case may be, represents the then value of the excess, if any, of

                  (1) the aggregate of the fixed rent and the additional rent payable hereunder which would have been payable by Tenant (conclusively presuming the additional rent to be the same as was payable for the year immediately preceding such termination) for the period commencing with such earlier termination of this lease or the date of any such re-entry, as the case may be, and ending with the Expiration Date, had this lease not so terminated or had Landlord not so re-entered the Demised Premises, over

                  (2) the aggregate fair rental value of the Demised Premises for the same period, or

            (b) sums equal to the fixed rent and the additional rent (as above presumed) payable hereunder which would have been payable by Tenant had this lease not so terminated, or had Landlord not so re-entered the Demised Premises, payable upon the due dates therefor specified herein following such termination or such re-entry and until the Expiration Date, provided, however, that if Landlord shall relet the Demised Premises during said period, Landlord shall credit Tenant with the net rents received by Landlord from such reletting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such reletting the expenses incurred or paid by Landlord in terminating this lease or in re-entering the Demised Premises and in securing possession thereof, as well as the expenses of reletting, including altering and preparing the Demised Premises for new tenants, brokers' commissions, and all other expenses properly chargeable against the Demised Premises and the rental therefrom; it being understood that any such reletting may be for a period shorter or longer than the remaining term of this lease; but in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder, nor shall Tenant be entitled in any suit for the collection of damages pursuant to this Subsection to a credit in respect of any net rents from a reletting, except to the extent that such net rents are actually received by Landlord. If the Demised Premises or any part thereof should be relet in combination with other space, then proper apportionment on a square foot basis (for equivalent space) shall be made of the rent received from such reletting and of the expenses of reletting.

If the Demised Premises or any part thereof be relet by Landlord for the unexpired portion of the term of this lease, or any part thereof, before presentation of proof of such damages to any court, commission or tribunal, the amount of rent reserved upon such reletting shall, prima facie, be the fair and reasonable rental value for the Demised Premises, or part thereof, so relet during the term of the reletting.

      27.02 Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the term of this lease would have expired if it had not been so terminated under the provisions of Article 25, or under any provision of law, or had Landlord not re-entered the Demised Premises. Nothing herein contained shall be construed to limit or preclude recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant. Nothing herein contained shall be construed to limit or prejudice the right of Landlord to prove for and obtain as liquidated damages by reason of the termination of this lease or re-entry on the Demised Premises for the default of Tenant under this lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved whether or not such amount be greater, equal to, or less than any of the sums referred to in Section 27.01.

                                   ARTICLE 28

                                    Waivers

      28.01 Tenant, for Tenant, and on behalf of any and all persons claiming through or under Tenant, including creditors of all kinds, does hereby waive and surrender all right and privilege which they or any of them might have under or by reason of any present or future law, to redeem the Demised Premises or to have a continuance of this lease for the term hereby demised after being dispossessed or ejected therefrom by process of law or under the terms of this lease or after the termination of this lease as herein provided.

      28.02 In the event that Tenant is in arrears in payment of fixed rent or additional rent hereunder, Tenant waives Tenant's right, if any, to designate the items against which any payments made by Tenant are to be credited, and Tenant agrees that Landlord may apply any payments made by Tenant to any items it sees fit, irrespective of and notwithstanding any designation or request by Tenant as to the items against which any such payments shall be credited.

      28.03 Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either against the other on any matter whatsoever arising out of or in any way connected with this lease, the relationship of Landlord and Tenant, Tenant's use or occupancy of the Demised Premises, including any claim of injury or damage, or any emergency or other statutory remedy with respect thereto.

      28.04 The provisions of Articles 17 and 18 shall be considered expressed agreements governing the services to be furnished by Landlord, and Tenant agrees that any laws and/or requirements of public authorities, now or hereafter in force, shall have no application in connection with any enlargement of Landlord's obligations with respect to such services unless Tenant agrees, in writing, to pay to Landlord, as additional rent, Landlord's reasonable charges for any additional services provided.

                                   ARTICLE 29

                       No Other Waivers Or Modifications

      29.01 The failure of either party to insist in any one or more instances upon the strict performance of any one or more of the obligations of this lease, or to exercise any election herein contained, shall not be construed as a waiver or relinquishment for the future of the performance of such one or more obligations of this lease or of the right to exercise such election, but the same shall continue and remain in full force and effect with respect to any subsequent breach, act or omission. No executory agreement hereafter made between Landlord and Tenant shall be effective to change, modify, waive, release, discharge, terminate or effect an abandonment of this lease, in whole or in part, unless such executory agreement is in writing, refers expressly to this lease and is signed by the party against whom enforcement of the change, modification, waiver, release, discharge or termination or effectuation of the abandonment is sought.

      29.02 The following specific provisions of this Section shall not be deemed to limit the generality of any of the foregoing provisions of this
Article:

            (a) No agreement to accept a surrender of all or any part of the Demised Premises shall be valid unless in writing and signed by Landlord. The delivery of keys to an employee of Landlord or of its agent shall not operate as a termination of this lease or a surrender of the Demised Premises. If Tenant shall at any time request Landlord to sublet the Demised Premises for Tenant's account, Landlord or its agent is authorized to receive said keys for such purposes without releasing Tenant from any of its obligations under this lease, and Tenant hereby releases Landlord from any liability for loss or damage to any of Tenant's property in connection with such subletting.

            (b) The receipt by Landlord of rent with knowledge of breach of any obligation of this lease shall not be deemed a waiver of such breach.

            (c) No payment by Tenant or receipt by Landlord of a lesser amount than the correct fixed rent or additional rent due hereunder shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance or pursue any other remedy in this lease or at law provided.

                                   ARTICLE 30

                   Curing Tenant's Defaults, Additional Rent

      30.01 (a) If Tenant shall default in the performance of any of Tenant's obligations under this lease, Landlord, without thereby waiving such default, may (but shall not be obligated to) perform the same for the account and at the expense of Tenant, without notice, in a case of emergency, and in any other case, only if such default continues after the expiration of (i) five (5) days from the date Landlord gives Tenant notice of intention so to do, or (ii) the applicable grace period provided in Section 25.02 or elsewhere in this lease for cure of such default, whichever occurs later.

            (b) If Tenant is late in making any payment due to Landlord from Landlord under this lease for five (5) or more days, then interest shall become due and owing to Landlord on such payment from the date when it was due computed at the following rates:

                  (i) for an individual or partnership tenant, computed at the lesser of (A) the rate specified in Section 30.01(b)(ii) or (B) the maximum legal rate of interest permitted to be charged to an individual or partnership in the State of New Jersey;

                  (ii) for a corporate tenant, computed at the greater of (A) one and 25/100 (1.25%) percent per month or (B) two (2%) percent per annum over the then prime rate of Chase Manhattan Bank, N.A. but in no event in excess of the maximum legal rate of interest chargeable to corporations in the State of New Jersey.

      30.02 Bills for any expenses incurred by Landlord in connection with any such performance by it for the account of Tenant, and bills for all costs, expenses and disbursements of every kind and nature whatsoever, including reasonable counsel fees, involved in collecting or endeavoring to collect the fixed rent or additional rent or any part thereof or enforcing or endeavoring to enforce any rights against Tenant, under or in connection with this lease, or pursuant to law, including any such cost, expense and disbursement involved in instituting and prosecuting summary proceedings, as well as bills for any property, material, labor or services provided, furnished, or rendered, by Landlord or at its instance to Tenant, may be sent by Landlord to Tenant monthly, or immediately, at Landlord's option, and, shall be due and payable in accordance with the terms of such bills.

                                   ARTICLE 31

                                     Broker

      31.01 Landlord and Tenant covenant, warrant and represent to each other that there was no broker or finder instrumental in consummating this lease. Both parties acknowledge that discussions were had with Cushman & Wakefield, Inc. acting as a consultant to Tenant, and that no conversations or negotiations were had by such party with any broker or finder concerning the renting of the Demised Premises, only

Cushman & Wakefield, Inc. acting as a consultant to Tenant as aforesaid. Tenant agrees to hold Landlord harmless against any claims for a brokerage commission arising out of any conversations or any negotiations had by Tenant with any broker or finder or any consultant other than Cushman & Wakefield, Inc. Both parties acknowledge that Landlord agrees to pay a consulting fee to Cushman & Wakefield, Inc. pursuant to a separate agreement.

                                   ARTICLE 32

                                    Notices

      32.01 Any notice, statement, demand or other communication required or permitted to be given, rendered or made by either party to the other, pursuant to this lease or pursuant to any applicable law or requirement of public authority, shall be in writing (whether or not so stated elsewhere in this lease) and shall be deemed to have been properly given, rendered or made, if sent by registered or certified mail, return receipt requested, addressed to the other party at the address hereinabove set forth (except that after the Commencement Date, Tenant's address, unless Tenant shall give notice to the contrary, shall be the Building), and shall be deemed to have been given, rendered or made three (3) days after the day so mailed, unless mailed outside of the States of New Jersey or New York, in which case it shall be deemed to have been given, rendered or made on the expiration of the normal period of time for delivery of mail from the post-office of origin to the post-office of destination. Either party may, by notice as aforesaid, designate a different address or addresses for notices, statements, demand or other communications intended for it.

            A copy of all notices to Landlord shall be sent to:

                  Dreyer & Traub
                  101 Park Avenue
                  New York, New York 10178
                  Attn: Howard Kalka, Esq.

            A copy of all notices to Tenant shall be sent to:

                  Skadden, Arps, Slate, Meagher & Flom
                  919 Third Avenue
                  New York, New York 10022-9931
                  Attn: Wallace Schwartz, Esq.

                                   ARTICLE 33

                        Estoppel Certificate, Memorandum

      33.01 Each party agrees, at any time and from time to time, as requested by the other party, upon not less than ten (10) days' prior notice, to execute and deliver to the other a statement certifying (a) that this lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications) and whether any options granted to Tenant pursuant to the provisions of this lease have been exercised, (b) that the term of this lease has commenced and the dates to which the fixed rent and additional rent have been paid and the amounts thereof, (c) that Landlord has fulfilled all of its obligations of an inducement nature, (d) that all work to be done by Landlord has been completed, (e) that Tenant has accepted possession of the Demised Premises and is in occupancy thereof, (f) that no advance rent in excess of one
(1) month has been paid, and (g) any other data requested by Landlord or Tenant as the case may be relating to this lease and stating whether or not, to the best knowledge of the party, the other party is in default in performance of any of its obligations under this lease, and, if so, specifying each such default of which the party may have knowledge, it being intended that any such statement delivered pursuant hereto may be relied upon by others with whom the party requesting such certificate may be dealing. A successor landlord (as defined in Section 7.03) shall not be required to furnish Tenant with more than three (3) estoppel certificates in any calendar year.

      33.02 At the request of either party, Landlord and Tenant shall promptly execute, acknowledge and deliver a memorandum with respect to this lease sufficient for recording. Such memorandum shall not in any circumstances be deemed to change or otherwise affect any of the obligations or provisions of this lease.

                                   ARTICLE 34

                                  Arbitration

      34.01 Either party may request arbitration of any matter in dispute wherein arbitration is expressly provided in this lease as the appropriate remedy. The party requesting arbitration shall do so by giving notice to that effect to the other party, and both parties shall promptly thereafter jointly apply to the American Arbitration Association (or any organization successor thereto) in the City of New York for the appointment of a single arbitrator.

      34.02 The arbitration shall be conducted in accordance with the then prevailing rules of the American Arbitration Association (or any organization successor thereto) in the City of New York. In rendering such decision and award, the arbitrator shall not add to, subtract from or otherwise modify the provisions of this lease.

      34.03 If for any reason whatsoever a written decision and award of the arbitrator shall not be rendered within sixty (60) days after the appointment of such arbitrator, then at any time thereafter before such decision and award shall have been rendered either party may apply to any appropriate court having jurisdiction, by action, proceeding or otherwise (but not by a new arbitration proceeding) as may be proper to determine the question in dispute consistently with the provisions of this lease.

      34.04 All the expenses of the arbitration shall be borne by the parties equally.

                                   ARTICLE 35

        No Other Representations, Construction, Governing Law, Consents

      35.01 Tenant expressly acknowledges and agrees that Landlord has not made and is not making, and Tenant, in executing and delivering this lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this lease or in any other written agreement which may be made between the parties concurrently with the execution and delivery of this lease and shall expressly refer to and is attached to this lease. This lease and said other written agreement(s) made concurrently herewith are hereinafter referred to as the "lease documents". It is understood and agreed that all understandings and agreements heretofore had between the parties are merged in the lease documents, which alone fully and completely express their agreements and that the same are entered into after full investigation, neither party relying upon any statement or representation not embodied in the lease documents, made by the other.

      35.02 If any of the provisions of this lease, or the application thereof to any person or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this lease, or the application of such provision or provisions to persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this lease shall be valid and enforceable to the fullest extent permitted by law.

      35.03 This lease shall be governed in all respects by the laws of the State of New Jersey.

      35.04 Except for a consent or approval under Section 9.07 hereof, wherever in this lease Landlord's consent or approval is required, if Landlord shall refuse such consent or approval, Tenant in no event shall be entitled to make, nor shall Tenant make, any claim, and Tenant hereby waives any claim, for money damages (nor shall Tenant claim any money damages by way of set-off, counterclaim or defense) based upon any claim or assertion by Tenant that Landlord unreasonably withheld or unreasonably delayed its consent or approval. Tenant's sole remedy shall be an action or proceeding to enforce any such provision, for specific performance, injunction or declaratory judgment.

                                   ARTICLE 36

                                 Parties Bound

      36.01 The obligations of this lease shall bind and benefit the successors and assigns of the parties with the same effect as if mentioned in each instance where a party is named or referred to, except that no violation of the provisions of Article 9 shall operate to vest any rights in any successor or assignee of Tenant and that the provisions of this Article shall not be construed as modifying the conditions of limitation contained in Article 25. However, the obligations of Landlord under this lease shall not be binding upon Landlord herein named with respect to any period subsequent to the transfer of its interest in the Building as owner or lessee thereof and in event of such transfer said obligations shall thereafter be binding upon each transferee of the interest of Landlord herein named as such owner or lessee of the Building, but only with respect to the period ending with a subsequent transfer within the meaning of this Article.

      36.02 If Landlord shall be an individual, joint venture, tenancy in common, co-partnership, unincorporated association, or other unincorporated aggregate of individuals and/or entities or a corporation, Tenant shall look only to such Landlord's estate and property in the Building (or the proceeds thereof) and, where expressly so provided in this lease, to offset against the rents payable under this lease, for the satisfaction of Tenant's remedies for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default by Landlord hereunder, and no other property or assets of such Landlord or any partner, member, officer or director thereof, disclosed or undisclosed shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant's remedies under or with respect to this lease, the relationship of Landlord and Tenant hereunder or Tenant's use or occupancy of the Demised Premises. The limitations of this
Section 36.02 shall not apply to the payment of Landlord's Share of the "Work Cost" (as defined in Exhibit C annexed hereto) or to the return of any monies paid by Tenant as advance rent under Section 1.04(a) if Tenant is entitled to the return of such monies.

                                   ARTICLE 37

                      Certain Definitions And Construction

      37.01 For the purposes of this lease and all agreements supplemental to this lease, unless the context otherwise requires the definitions set forth in Exhibit E annexed hereto shall be utilized.

      37.02 The various terms which are italicized and defined in other Articles of this lease or are defined in Exhibits annexed hereto, shall have the meanings specified in such other Articles and such Exhibits for all purposes of this lease and all agreements supplemental thereto, unless the context shall otherwise require.

                                   ARTICLE 38

                                   Financing

      If any lending institution with which Landlord has negotiated or may negotiate interim or long term financing for the Building or part thereof shall require change(s) in this lease as a condition of its approval of this lease for such financing, and if, within ten (10) days after notice from Landlord, Tenant fails or refuses to execute with Landlord the amendment or amendments to this lease accomplishing the change(s) which are stated by Landlord to be needed in connection with approval of this lease for purposes of such financing which change(s) does (do) not increase the monetary obligations or materially increase the other obligations or materially adversely affect the non-monetary rights of Tenant, then Landlord shall have the right to cancel this lease at any time prior to the Commencement Date. In the event of cancellation by Landlord hereunder, this lease shall be and become null and void and both parties shall automatically be released as of the date of Landlord's cancellation notice from any and all liability or obligation under this lease, except that Landlord shall return the security, if any, deposited by Tenant.

                                   ARTICLE 39

                             Right of First Refusal

      39.01 Provided that this lease shall then be in full force and effect without default on the part of the Tenant hereunder, after notice and the expiration of any applicable grace or cure period provided herein, Tenant shall have the right of first refusal (hereinafter referred to as the "Refusal Right") with respect to the leasing of any space in the Building (hereinafter referred to as the "Expansion Space"), when and if the same becomes available for further leasing by Landlord after the initial leasing thereof, inclusive of (i) any renewal or extension period provided in such lease for the initial leasing or
(ii) as may be agreed to between Landlord and the tenant under the initial leasing for any term subsequent to the expiration of such initial leasing. The Refusal Right shall be exercisable in accordance with, and shall be subject to and governed by, the terms, covenants and conditions contained in the balance of this Article 39.

      39.02 If, after the initial leasing by Landlord and extension or renewal thereof, as aforesaid, any Expansion Space shall subsequently become available for leasing, Landlord shall send written notice (hereinafter referred to as an "Availability Notice") to Tenant by certified mail, return receipt requested, if and when Landlord shall learn that the Expansion Space shall become available for further leasing by Landlord, which Availability Notice shall specify: (i) the date of expected availability of the Expansion Space which shall be not less than thirty (30) days nor more than two (2) years from the date of the Availability Notice, and (ii) the terms ("Landlord's Terms") upon which Landlord is willing to rent the Expansion Space. If Tenant shall desire to exercise the Refusal Right with respect to the Expansion Space, Tenant shall send Landlord written notice thereof (hereinafter referred to as an "Acceptance Notice") on or before the thirtieth (30th) day next succeeding the day upon which Landlord shall have sent the Availability Notice to Tenant.

      39.03 If Tenant shall send an Acceptance Notice to Landlord in the form and manner, and within the thirty (30) day period, referred to in Section 39.02 hereof, the parties hereto shall promptly enter into a new lease (hereinafter referred to as the "New Lease") for the Expansion Space, which New Lease shall contain all of the same terms, covenants and conditions contained in this lease, except that:

            (a) the term of the New Lease shall commence upon the day (hereinafter referred to as the "New Lease Commencement Date") which shall be the later of (i) the Availability Date or (ii) the day that possession of the Expansion Space shall become available and shall expire upon the day upon which the term of this lease (as the same may be renewed pursuant to the terms of Article 40 hereof) shall expire. Landlord agrees to promptly commence and diligently pursue appropriate legal proceedings to obtain possession of the Demised Premises. In the event Landlord is unable to obtain and deliver possession of the entire Demised Premises to Tenant within six (6) months after the Effective Date, Tenant shall have the right upon ten (10) days' prior written notice to Landlord to cancel and terminate this lease as of the effective date set forth in Tenant's notice (provided Landlord has not obtained possession of the Demised Premises by on or before the effective date set forth in Tenant's notice), whereupon this lease shall be deemed terminated and at an end without any further act on the part of either party with the same force and effect as if said date were the original expiration date set forth in the instant lease herein and neither party shall have any further rights against each other with respect to this lease. Under no circumstances shall Tenant be required to accept possession of any part of the Demised Premises until Landlord shall have delivered possession of the entire Demised Premises to Tenant.

            (b) the annual fixed rent and escalation provisions contained in the New Lease shall be those specified in Landlord's Terms or the Revised Landlord's Terms (as hereinafter defined);

            (c) Articles 3 and 4 hereof and Exhibit C hereto shall be omitted from the New Lease, and the same shall expressly provide that: (i) except as otherwise specified in Landlord's Terms or Revised Landlord's Terms, Tenant shall accept the Expansion Space on the New Lease Commencement Date in its then "as is" condition; (ii) except as otherwise specified in Landlord's Terms or Revised Landlord's Terms, Landlord shall not be obligated to perform, or pay the cost and expense of performing, any work in or to the Expansion Space in order to prepare the same for Tenant's occupancy; and (iii) if Landlord shall be unable to give possession of the Expansion Space to Tenant on what would otherwise be the New Lease Commencement Date because of the holding-over or retention of possession of the Expansion Space or any part thereof by any tenant, undertenant, or occupants, or for any other reason, Landlord shall not be subject to any liability for failure to give possession on such date and the validity of this lease and the New Lease shall not be impaired under such circumstances, but the New Lease Commencement Date shall be deemed postponed by the number of days necessary for Landlord to obtain such possession; and

            (d) Articles 39, 40, 41 and 42 hereof shall be omitted from the New Lease.

            (e) Landlord agrees that it will enforce its rights against the occupant of the Expansion Space to surrender possession in the condition required under the existing lease. In the event Landlord fails to enforce such rights against the occupant of the Expansion Space, Landlord agrees that Tenant may do so in Landlord's name.

      39.04 In the event that Tenant shall fail to send an Acceptance Notice to Landlord in the form and manner, and within the period provided herein, referred to in Section 39.02 hereof, such failure shall constitute a waiver of the Refusal Right. Landlord may thereafter lease the Expansion Space to other parties upon terms not materially more favorable to the other parties than Landlord's Terms. If Landlord intends to revise the Landlord's Terms to make them more favorable to other parties, Landlord shall notify Tenant of the revisions which are more favorable ("Revised Landlord's Terms"), and Tenant shall have an additional period of ten (10) days after receipt of the Revised Landlord's Terms within which to send an Acceptance Notice.

                                   ARTICLE 40

                                Renewal Options

      40.01 (a) Provided that this lease shall be in full force and effect on the Expiration Date without default on the part of Tenant hereunder beyond the expiration of notice and any grace period, Tenant shall have the option (hereinafter referred to as the "1st Renewal Option") to renew this lease for a renewal term (hereinafter referred to as the "1st Renewal Term") of five (5) years, to commence on the Expiration Date (hereinafter referred to as the "1st Renewal Term Commencement Date") and to expire five (5) years thereafter (herein referred to as the "1st Renewal Term Expiration Date"). Tenant shall exercise the 1st Renewal Option by sending a written notice thereof (which notice is hereinafter referred to as the "1st Renewal Notice") to Landlord by certified mail, return receipt requested, not less than twelve (12) months prior to the Expiration Date. If Tenant shall send the 1st Renewal Notice within the time and in the manner hereinbefore provided, this lease shall be deemed renewed for the 1st Renewal Term upon the terms, covenants and conditions hereinafter contained. If Tenant shall fail to send the 1st Renewal Notice within the time and in the manner hereinbefore provided, the 1st Renewal Option shall cease and terminate, and Tenant shall have no further option to renew this lease.

            (b) Provided that this lease shall be in full force and effect on the Expiration Date without default on the part of Tenant hereunder beyond the expiration of notice and any grace period, Tenant shall have the option (hereinafter referred to as the "2nd Renewal Option") to renew this lease for a renewal term (hereinafter referred to as the "2nd Renewal Term") of five (5) years, to commence on the Expiration Date (hereinafter referred to as the "2nd Renewal Term Commencement Date") and to expire five (5) years thereafter (herein referred to as the "2nd Renewal Term Expiration Date"). Tenant shall exercise the 2nd Renewal Option by sending a written notice thereof (which notice is hereinafter referred to as the "2nd Renewal Notice") to Landlord by certified mail, return receipt requested, not less than twelve (12) months prior to the Expiration Date. If Tenant shall send the 2nd Renewal Notice within the time and in the manner hereinbefore provided, this lease shall be deemed renewed for the 2nd Renewal Term upon the terms, covenants and conditions hereinafter contained. If Tenant shall fail to send the 2nd Renewal Notice within the time and in the manner hereinbefore provided, the 2nd Renewal Option shall cease and terminate, and Tenant shall have no further option to renew this lease.

      40.02 The 1st Renewal Term, if any, shall be upon, and subject to, all of the terms, covenants and conditions provided in this lease for the original term hereof, except that:

            (a) any terms, covenants, or conditions hereof that are expressly or by their nature inapplicable to the 1st Renewal Term (including, without limitation, Articles 3, 4 and Section 40.01(a) hereof) shall not apply during such 1st Renewal Term;

            (b) the annual Minimum Rent payable by Tenant during the 1st Renewal Term (hereinafter referred to as the "1st Renewal Rent"), subject to adjustment as otherwise in this lease provided, shall be an amount equal to 90% of the fair market rental value of the Demised Premises, to be determined as provided in Section 40.04 hereof and to be calculated as of the 1st Renewal Term Commencement Date on the basis of a new five (5) year letting of the Demised Premises and as if the improvements in the Demised Premises were Building standard improvements.

      40.03 The 2nd Renewal Term, if any, shall be upon, and subject to, all of the terms, covenants and conditions provided in this lease for the original term hereof, except that:

            (a) any terms, covenants, or conditions hereof that are expressly or by their nature inapplicable to the 2nd Renewal Term (including, without limitation, Articles 3, 4 and 40 hereof) shall not apply during such 2nd Renewal Term;

            (b) the annual Minimum Rent payable by Tenant during the 2nd Renewal Term (hereinafter referred to as the "2nd Renewal Rent"), subject to adjustment as otherwise in this lease provided, shall be an amount equal to the fair market rental value of the Demised Premises, to be determined as provided in Section 40.04 hereof and to be calculated as of the 2nd Renewal Term Commencement Date on the basis of a new five (5) year letting of the Demised Premises and as if the improvements in the Demised Premises were Building standard improvements.

      40.04 In the event that Tenant shall exercise the 1st Renewal Option or the 2nd Renewal Option, as the case may be, as provided in Section 40.01 hereof, the 1st Renewal Rent or the 2nd Renewal Rent, as the case may be, shall be determined jointly by Landlord and Tenant, and such determination shall be confirmed in a writing (hereinafter referred to as a "Rental Agreement") to be executed in recordable form by Landlord and Tenant not later than the day (hereinafter referred to as the "Determination Date") which shall be ninety (90) days next preceding the Expiration Date or the 1st Renewal Term Expiration Date, as the case may be. In the event that Landlord and Tenant shall have failed to join in executing a Rental Agreement on or before the Determination Date because of their failure to agree upon the 1st Renewal Rent or the 2nd Renewal Rent, as the case may be, then the 1st Renewal Rent or the 2nd Renewal Rent, as the case may be, shall be determined by arbitration as follows:

            (a) Landlord and Tenant shall each appoint an arbitrator by written notice given to the other party hereto not later than thirty (30) days after the Determination Date. If either Landlord or Tenant shall have failed to appoint an arbitrator within such period of time and thereafter shall have failed to do so by written notice given within a period of ten
      (10) days after notice by the other party requesting the appointment of such arbitrator, then such arbitrator shall be appointed by the American Arbitration Association or its successor (the branch office of which is located in or closest to the City of New York) upon request of either Landlord or Tenant, as the case may be;

            (b) the two (2) arbitrators appointed as above provided shall appoint a third (3rd) arbitrator by written notice given to both Landlord and Tenant, and, if they fail to do so by written notice given within thirty (30) days after their appointment, such third (3rd) arbitrator shall be appointed as above provided for the appointment of an arbitrator in the event either party fails to do so;

            (c) all of such arbitrators shall be real estate appraisers having not less than ten (10) years experience in appraising the fair market rental value of real estate similar to the Building located within the City of Jersey City and whose appraisals are acceptable to commercial banks, savings banks or life insurance companies doing business in the State of New York;

            (d) the three arbitrators, selected as aforesaid, forthwith shall convene and render their decision in accordance with the then applicable rules of the American Arbitration Association or its successor, which decision shall be strictly limited to a determination of the Renewal Rent as the case may be, within twenty (20) days after the appointment of the third (3rd) arbitrator. The decision of such arbitrators shall be in writing and the vote of the majority of them shall be the decision of all and, insofar as the same is in compliance with the provisions and conditions of this Section 40.04 and of Section 40.05 hereof shall be binding upon Landlord and Tenant. Duplicate original counterparts of such decision shall be sent forthwith by the arbitrators by certified mail, return receipt requested, to both Landlord and Tenant. The arbitrators, in arriving at their decision, shall be entitled to consider all testimony and documentary evidence that may be presented at any hearing, as well as facts and data which the arbitrators may discover by investigation and inquiry outside such hearings. If, for any reason whatsoever, a written decision of the arbitrators shall not be rendered within thirty (30) days after the appointment of the third (3rd) arbitrator, then, at any time thereafter before such decision shall have been rendered, either party may apply to any court in the State of New Jersey having jurisdiction, by action, proceeding or otherwise (but not by a new arbitration proceeding) as may be proper, to determine the question in dispute consistently with the provisions of this lease. The cost and expense of such arbitration, action, proceeding, or otherwise shall be borne equally by Landlord and Tenant.

40.05 Notwithstanding anything to the contrary contained in Section 40.04 hereof:

      (a) the 1st Renewal Rent shall in no event be less than an amount (hereinafter referred to as the "1st Renewal Minimum Rent") equal to the then annual fixed rent and in addition thereto Tenant shall be obligated to continue to pay the aggregate of any Tax Payment and the then current payment for increases in Operating Expenses under Sections 5.07-5.10 hereof payable by Tenant pursuant to the terms of Article 5 hereof for the Tax Year and the calendar year, respectively, in which the Expiration Date shall occur, and (b) the 2nd Renewal Rent shall in no event be less than an amount (hereinafter referred to as the "2nd Renewal Minimum Rent") equal to the then annual fixed rent and in addition thereto Tenant shall be obligated to continue to pay the aggregate of any Tax Payment and the then current payment for increases in Operating Expenses under Sections 5.07-5.10 hereof payable by Tenant pursuant to the terms of Article 5 hereof for the Tax Year and the calendar year, respectively, in which the Expiration Date shall occur.

      40.06 In the event that Tenant shall exercise the 1st Renewal Option as provided in Section 40.01(a) hereof and the 1st Renewal Rent shall not be finally determined pursuant to the terms of Section 40.04 hereof on or before the 1st Renewal Term Commencement Date then:

            (a) The annual fixed rent payable by Tenant during the 1st Renewal Term until the 1st Renewal Rent shall be so finally determined shall, subject to adjustment as therein provided, be equal to the 1st Renewal Minimum Rent; and

            (b) In the event that the 1st Renewal Rent as finally determined pursuant to the terms of Section 40.04 hereof, shall be greater than the 1st Renewal Minimum Rent (i) the annual fixed rent payable by Tenant for the balance of the 1st Renewal Term shall be and become the 1st Renewal Rent as finally determined, and (ii) Tenant shall forthwith pay to Landlord an amount equal to the difference between (x) the sum of the actual rental payments paid to Landlord during the 1st Renewal Term before such final determination and (y) the sum of the rental payments that Tenant would have paid to Landlord if the 1st Renewal Rent was finally determined prior to the 1st Renewal Term Commencement Date.

      40.07 In the event that Tenant shall exercise the 2nd Renewal Option as provided in Section 40.01(a) hereof and the 2nd Renewal Rent shall not be finally determined pursuant to the terms of Section 40.04 hereof on or before the 2nd Renewal Term Commencement Date then:

            (a) The annual fixed rent payable by Tenant during the 2nd Renewal Term until the 2nd Renewal Rent shall be so finally determined shall, subject to adjustment as therein provided, be equal to the 2nd Renewal Minimum Rent; and

            (b) In the event that the 2nd Renewal Rent as finally determined pursuant to the terms of Section 40.04 hereof, shall be greater than the 2nd Renewal Minimum Rent (i) the annual fixed rent payable by Tenant for the balance of the 2nd Renewal Term shall be and become the 2nd Renewal Rent as finally determined, and (ii) Tenant shall forthwith pay to Landlord an amount equal to the difference between (x) the sum of the actual rental payments paid to Landlord during the 2nd Renewal Term before such final determination and (y) the sum of the rental payments that Tenant would have paid to Landlord if the 2nd Renewal Rent was finally determined prior to the 2nd Renewal Term Commencement Date.

                                   ARTICLE 41

                     Option with Respect to the 10th Floor

      41.01 Provided Tenant is not then in default hereunder after notice and beyond the expiration of any grace period, Tenant shall have the right by notice (the "Election Notice") given on or before the fourth anniversary of the Commencement Date to include in the Demised Premises the 10th Floor of the Building (the "10th Floor Space"), such inclusion to be effective as of the fifth anniversary of the Commencement Date (the "Effective Date").

      41.02 In the event Tenant shall duly elect by giving the Election Notice to include the 10th Floor Space in the Demised Premises as provided above, then the Fixed Rent shall be increased as of the applicable Effective Date by an amount equal to $660,520.80 per year ($55,043.40 per month) for the period commencing on the fourth (4th) anniversary of the Commencement Date and ending on the day next preceding the Effective Date and thereafter at the per rentable square foot rental rates payable hereunder. Tenant's Proportionate Share, as specified in Section 5.01(e) shall be increased by 5.76% (which has been computed by dividing the agreed rentable square foot area of the 10th Floor Space (35,820) by the Building Area and which shall be subject to recomputation if the Building Area shall be increased) and Tenant's Operational Proportionate Share as specified in Section 5.07(k) shall be increased by 5.83% (which has been computed by dividing the agreed rentable square foot area of the 10th Floor Space (35,820) by the Building Office Area and shall be subject to recomputation if the Building Office Area shall be increased).

      41.03 Tenant shall accept delivery of the 10th Floor Space in its then existing "as is" condition, it being agreed that Landlord shall have no obligation to perform any work or refurbishing of such space in connection with Tenant's occupancy thereof, provided, however, that the 10th Floor Space will either (A) have an existing installation by or on behalf of a previous tenant or occupant, which Tenant agrees to accept in its then "as is" condition, or (B) if the 10th Floor Space shall not have been furnished with an installation by or on behalf of an existing tenant or occupant, then Landlord will pay to Tenant an amount equal to the product of (i) $17.00, multiplied by (ii) the rentable square foot area of space not so furnished with an installation, which sum shall be used by Tenant in connection with the furnishing of an installation in such space. Landlord agrees that it will enforce its rights against the occupant of the 10th Floor Space to surrender possession in the condition required under the existing 10th Floor lease. In the event Landlord fails to enforce such rights against the occupant of the 10th Floor Space, Landlord agrees that Tenant may do so in Landlord's name. In no event will the Effective Date occur prior to the ninetieth (90) day after notice to Tenant of the availability of such space.

      41.04 Landlord shall attempt to initially lease the 10th Floor Space for terms ending respectively on or about the intended Effective Date. Promptly after executing a lease on the 10th Floor Space, Landlord shall notify Tenant of the fact that such lease has been executed and the term thereof. Tenant agrees, however, to accept such space, if Tenant shall give the Election Notice with respect thereto, at any time during the two (2) year period commencing one (1) year before such Effective Date and ending one (1) year after such Effective Date, to allow for the fact that the term of such initial leasing may not expire precisely on the Effective Date. In any event, if Landlord fails or is unable to deliver all or any portion of the 10th Floor Space to Tenant on the Effective Date therefor due to the holding over of the prior tenant or otherwise, same shall not be deemed actually included within the Demised Premises, and the Fixed Rent and Additional Rent applicable thereto shall not commence (with respect to such portion thereof that shall not be timely delivered) until the date on which same is delivered to Tenant. Except for such delay in the commencement of rental, Landlord shall have no liability to Tenant for failure to deliver such space, provided, however, that Landlord agrees to use reasonable diligence to obtain possession of any such space as soon as possible, including, without limitation, the commencement of an action or proceeding to obtain possession of such space if, in Landlord's reasonable judgment, such action or proceeding is deemed appropriate. Landlord agrees to promptly commence and diligently pursue appropriate legal proceedings to obtain possession of the 10th Floor Space. In the event Landlord is unable to obtain and deliver possession of the entire 10th Floor Space to Tenant within six (6) months after the Effective Date, Tenant shall have the right upon ten (10) days' prior written notice to Landlord to cancel and terminate the Election Notice as of the effective date set forth in Tenant's notice (provided Landlord has not obtained possession of the 10th Floor Space by, on or before the effective date set forth in Tenant's notice), whereupon the Election Notice shall be deemed terminated and at an end without any further act on the part of either party, and neither party shall have any further rights against each other with respect to the 10th Floor Space. Under no circumstances shall Tenant be required to accept possession of any part of the 10th Floor Space until Landlord shall have delivered possession of the entire 10th Floor Space to Tenant.

      41.05 In the event that within thirty (30) months after the Commencement Date Landlord has been unable to lease the 10th Floor Space to a third party, Landlord may elect at any time thereafter to send a notice to Tenant (the "10th Floor Put") wherein Landlord directs Tenant to send an Election Notice within thirty (30) days after the date of the 10th Floor Put. In the event that Tenant sends the Election Notice in response to the 10th Floor Put, the effective date for the payment of increased rental in such event (the "Put Rent C.D.") shall be ninety (90) days after the date of the 10th Floor Put and the other provisions of this Article 41 shall be in effect as to the 10th Floor Space and the rental shall be at the rate of (x) $615,029.40 per year ($51,252.45 per month) for the period commencing on the Put Rent C.D. and ending on the day next preceding the third (3rd) anniversary of the Commencement Date; (y) $637,954.20 per year ($53,162.85 per month) for the period commencing on the third (3rd) anniversary of the Commencement Date and ending on the day next preceding the fourth (4th) anniversary of the Commencement Date; and (z) $660,520.80 per year ($55,043.40 per month) for the period commencing on the fourth (4th) anniversary of the Commencement Date and ending on the day next preceding the Effective Date and thereafter at the per rentable square foot rental rates payable hereunder.

      41.06 In the event that Tenant fails to send an Election Notice as herein provided, Tenant's option with respect to the 10th Floor Space shall be deemed forever waived.

                                   ARTICLE 42

                     Option with Respect to the 11th Floor

      42.01 Provided Tenant is not then in default hereunder beyond the expiration of notice and any grace period, Tenant shall have the option (the "11th Floor Option") to lease the 11th Floor of the Building from Landlord for a period (the "11th Floor Term") commencing ten (10) years after the Commencement Date (the "11th Floor Effective Date") and expiring on the Expiration Date. In the event the Tenant shall desire to exercise the 11th Floor Option, Tenant shall send written notice thereof (hereinafter referred to as the "11th Floor Notice") to Landlord by certified mail, return receipt requested, on or before the earlier of (a) the ninth anniversary of the Commencement Date, or (b) if after the initial leasing of the 11th Floor by Landlord, the 11th Floor becomes available for reletting and Landlord notifies Tenant that the 11th Floor will be available for Tenant's possession prior to the 11th Floor Effective Date but not earlier than two (2) years before the Effective Date, then within ninety (90) days after Landlord notice to Tenant thereof.

      42.02 Tenant shall accept delivery of the 11th Floor Space in its then existing "as is" condition, it being agreed that Landlord shall have no obligation to perform any work or refurbishing of such space in connection with Tenant's occupancy thereof, provided, however, that the 11th Floor Space will either (A) have an existing installation by or on behalf of a previous tenant or occupant, which Tenant agrees to accept in its then "as is" condition, or (B) if the 11th Floor Space shall not have been furnished with an installation by or on behalf of an existing tenant or occupant, then Landlord will pay to Tenant an amount equal to the product of (i) $17.00, multiplied by (ii) the rentable square foot area of space not so furnished with an installation, which sum shall be used by Tenant in connection with the furnishing of an installation in such space. Landlord agrees that it will enforce its rights against the occupant of the 11th Floor to surrender possession in the condition required under its existing lease. In the event Landlord fails to enforce such rights against the occupant of the 11th Floor, Landlord agrees that Tenant may do so in Landlord's name.

      42.03 Landlord shall attempt to initially lease the 11th Floor Space for terms ending respectively on or about the intended Effective Date. Tenant agrees, however, to accept such space, if Tenant shall give the 11th Floor Notice with respect thereto, at any time during the four (4) year period commencing two (2) years before such Effective Date and ending two (2) years after such Effective Date, to allow for the fact that the term of such initial leasing may not expire precisely on the 11th Floor Effective Date. Landlord agrees that it will enforce its rights to the occupant of the Expansion Space to surrender possession in the condition required under its then existing lease. In the event Landlord fails to enforce such rights against the occupant of the Expansion Space Landlord agrees that Tenant may do so in Landlord's name. In no event will the Effective Date occur prior to the ninetieth (90th) day after notice to Tenant of the availability of such space.

      42.04 If Tenant shall send the 11th Floor Notice to Landlord within the time and in the manner set forth in Section 42.01 hereof, the parties hereto shall, promptly after the 11th Floor Fixed Rent (as such term is hereinafter defined) shall be determined in accordance with Section 42.05 hereof, enter into a new lease (hereinafter referred to as a "11th Floor Lease") for the 11th Floor, which 11th Floor Lease shall contain all of the same terms, covenants and conditions contained in this lease, except that:

            (i) The term of the 11th Floor Lease shall (i) commence upon a day (hereinafter referred to as the "11th Floor Commencement Date") which shall be the earlier of (i) the 11th Floor Effective Date or (ii) if notice has been given by Landlord pursuant to Section 42.01(b) then ninety (90) days from the date of Landlord's notice under Section 42.01 and shall expire upon the Expiration Date;

            (ii) The annual fixed rent to be payable by Tenant pursuant to the 11th Floor Lease (herein referred to as the "11th floor Fixed Rent") shall, subject to adjustment as therein provided, be an amount equal to ninety (90%) percent of the fair market rental value of the 11th Floor, to be determined as provided in Section 42.05 hereof and to be calculated as of the 11th Floor Commencement Date on the basis of a new letting of the 11th Floor for a term equal to the 11th Floor Term;

            (iii) Article 3 hereof shall be omitted from the 11th Floor Lease, and the same shall contain, in lieu thereof, the following language:

            "3.01 If Landlord is unable to give possession of the Demised Premises on the Commencement Date because of the holding-over or retention of possession of any tenant, undertenant or occupants, or for any other reason, Landlord shall not be subject to any liability for failure to give possession on said date and the validity of this lease shall not be impaired under such circumstances, nor shall the same be construed in any wise to extend the term of this lease, but the rent and additional rent payable hereunder shall be abated (provided Tenant is not responsible for the inability to obtain possession) until after Landlord shall have given Tenant written notice that the Demised Premises are substantially ready for Tenant's occupancy and shall have delivered possession thereof. Landlord agrees to promptly commence and diligently pursue appropriate legal proceedings to obtain possession of the Demised Premises. In the event Landlord is unable to obtain and deliver possession of the entire Demised Premises to Tenant within six (6) months after the Effective Date, Tenant shall have the right upon ten (10) days' prior written notice to Landlord to cancel and terminate this lease as of the effective date set forth in Tenant's notice (provided Landlord has not obtained possession of the Demised Premises by on or before the effective date set forth in Tenant's notice), whereupon this lease shall be deemed terminated and at an end without any further act on the part of either party with the same force and effect as if said date were the original expiration date set forth in the instant lease herein and neither party shall have any further rights against each other with respect to this lease. Under no circumstances shall Tenant be required to accept possession of any part of the Demised Premises until Landlord shall have delivered possession of the entire Demised Premises to Tenant."

            (iv) Article 4 hereof and Exhibit C hereto shall be omitted from the 11th Floor Lease;

            (v) All references to "Commencement Date" shall be deemed to refer to the 11th Floor Commencement Date;

            (vi) "Tenant's Proportionate Stare", as such term is used in Section 5.01(e) hereof, shall be 5.71%, which shall be subject to recomputation in the event the Building Area is increased;

            (vii) "Tenant's Operational Proportionate Stare", as such term is used in Section 5.07(k) hereof, shall be 5.77%, which shall be subject to recomputation in the event the Building Office Area is increased;

            (viii) The agreed rentable square foot area of the 11th Floor shall be 35,504 square feet;

            (ix) Articles 39, 41, 42 and 43 shall be omitted from the New Lease;

            (x) A provision will be inserted that a default under the 11th Floor Lease shall be deemed a default under this lease and vice versa.

      42.05 In the event that Tenant shall exercise the 11th Floor Option as provided in Section 42.01 hereof, then promptly thereafter Landlord and Tenant shall attempt to agree upon the 11th Floor Fixed Rent. In the event that Landlord and Tenant have failed to agree upon a fixed rent within ninety (90) days after the date of the 11th Floor Notice (the "11th Floor Agreement Date"), then the 11th Floor Fixed Rent shall be determined by arbitration as follows:

                  (i) Landlord and Tenant shall each appoint an arbitrator by written notice given to the other party hereto not later than thirty
            (30) days after the 11th Floor Agreement Date. If either Landlord or Tenant shall have failed to appoint an arbitrator within such period of time and thereafter shall have failed to do so by written notice given within a period of five (5) days after notice by the other party requesting the appointment of such arbitrator, then such arbitrator shall be appointed by the American Arbitration Association or its successor (the branch office of which is located in or closest to the City of Jersey City), upon request of either Landlord or Tenant, as the case may be;

                  (ii) the two (2) arbitrators appointed as above provided shall attempt to reach an agreement as to the fair market rental value of the 11th Floor, and in the event they are unable to do so within thirty (30) days after their joint appointment, then they shall appoint a third (3rd) arbitrator by written notice given to both Landlord and Tenant, and, if they fail to do so by written notice given within sixty (60) days after their appointment, such third
            (3rd) arbitrator shall be appointed as above provided for the appointment of an arbitrator in the event either party fails to do so;

                  (iii) all of such arbitrators shall have the qualifications set forth in Section 40.04;

                  (iv) the three arbitrators, selected as aforesaid, forthwith shall convene and render their decision in accordance with the then applicable rules of the American Arbitration Association or its successor, which decision shall be strictly limited to a determination of the fair market rental value of the 11th Floor within twenty (20) days after the appointment of the third (3rd) arbitrator. The decision of such arbitrators shall be in writing and the vote of the majority of them shall be the decision of all and, insofar as the same is in compliance with the provisions and conditions of this Section 42.05 and of Section 42.06 hereof shall be binding upon Landlord and Tenant. Duplicate original counterparts of such decision shall be sent forthwith by the arbitrators by certified mail, return receipt requested, to both Landlord and Tenant. The arbitrators, in arriving at their decision, shall be entitled to consider all testimony and documentary evidence that may be presented at any hearing, as well as facts and data which the arbitrators may discover by investigation and inquiry outside such hearings. If, for any reason whatsoever, a written decision of the arbitrators shall not be rendered within twenty (20) days after the appointment of the third (3rd) arbitrator, then, at any time thereafter before such decision shall have been rendered, either party may apply to any court in the City of Jersey City having jurisdiction, by action, proceeding or otherwise (but not by a new arbitration proceeding) as may be proper, to determine the question in dispute consistently with the provisions of this lease. The cost and expense of such arbitration, action, proceeding, or otherwise shall be borne equally by Landlord and Tenant.

      42.06 Notwithstanding anything contained in Section 42.05 hereof, the 11th Floor Fixed Rent shall in no event be less than an amount equal to $882,274.40 per annum ($73,522.87 per month).

      42.07 In the event that Tenant fails to send an Election Notice as herein provided, Tenant's option with respect to the 11th Floor Space shall be deemed forever waived.

                                   ARTICLE 43

                                Name of Building

      43.01 Landlord agrees and acknowledges that (a) the name of the Building, when completed, will be "International Financial Tower", and (b) Landlord is endeavoring to utilize the post office address "One Pershing Plaza" for the Building which utilization is subject to the approval of the United States Postal Service. Landlord reserves the right to use another name for the Building and to change the name of the Building, provided, however, that Landlord shall not designate the name of the Building for another Building tenant. Tenant shall be permitted at its sole cost and expense and subject to compliance with applicable law to (a) erect a sign at such location just outside the entrance door of the Building as Landlord shall direct (b) install a sign above the elevator bank servicing the Demised Premises and (c) install a directory in the lobby of the Building, all of which shall be subject to the prior written approval of Landlord as to size, materials, quality, design, color, location (in the case of (b) and (c)) and method of attachment, which approval shall not be unreasonably withheld or delayed.

                                   ARTICLE 44

                                  Definitions

      44.01 "Data Center" shall mean the space of approximately 32,800 square feet located on the third (3rd) floor of the Building.

      44.02 "Agreed Rate" shall mean two (2%) percent above the prime rate charged from time to time by Chase Manhattan Bank, N.A., Citibank or other similar lending institutions to its most favorite clients.

      44.03 "business days" shall mean all days, excluding Saturdays, Sundays and all days observed by the labor unions servicing the Building as legal holidays.

                                   ARTICLE 45

                  Loading Dock, Storage Space, Parking Spaces
                             and Communication Link

      45.01 Landlord agrees that Tenant shall have use of one loading dock ("Tenant's Exclusive Loading Dock") which shall be secured to prevent access thereto by any other party. Tenant shall, throughout the term of this lease, keep the Tenant's Exclusive Loading Dock in good order and condition and make any necessary repairs thereto.

      45.02 Landlord agrees to demise to Tenant storage space of between 8,000 to 10,000 square feet (the "Storage Area"). Tenant agrees that the rental payable for the Storage Area throughout the term of the lease shall be computed at the rate of $10.00 per square foot. Promptly after the Storage Area may be located on Landlord's Plans and Specifications for the Building, this lease shall be amended to indicate the Storage Area and the exact rental to be paid by Tenant therefor but Landlord shall not be obligated to furnish any services to the Storage Area.

      45.03 Landlord agrees that throughout the term of this lease, Tenant shall have the use, free of charge of 50 parking spaces (the "Free Spaces") in the garage servicing the Building. In addition to the Free Spaces, Tenant shall have the right to lease an additional 150 parking spaces in the garage servicing the Building at the same rate charged to other tenants of the Building. Landlord agrees to permit Tenant to use a portion of the garage, free of charge, (not more than three car spaces) for the installation of an electrical generator servicing the Demised Premises. Tenant shall, at its own cost and expense, maintain the area of the garage in which the generator is located.

      45.04 Subject to Landlord's prior consent which Landlord agrees not to unreasonably withhold or delay, Tenant may install (i) a micro-wave relay or other piece of communication equipment necessary or desirable to service the Demised Premises (the "Communication Link") on the roof of the Building and/or
(ii) within the Building, fiber optic cables and other state of the art communications and telecommunications equipment and facilities (the "Building Communication Equipment"). The installation of the Communication Link and/or Building Communication Equipment, as the case may be, shall be subject to the following conditions:

            (a) Prior to the installation, Tenant shall notify Landlord of

                  (i) in the case of the Communication Link, the nature of the
            Communication Link, the weight, height and electrical requirements thereof and the effect, if any, the operation of the Communication Link will have on the radio, telephone, television or communication reception or transmission of other tenants in the Building. Landlord may refuse to grant consent in the event the installation and operation of the Communication Link will, in Landlord's reasonable opinion, adversely affect other tenants of the Building;

                  (ii) in the case of the Building Communication Equipment, the nature of the Building Communication Equipment, the electrical requirements thereof, the proposed method of installation in the Building, and the effect, if any, (x) the installation of the Building Communication Equipment will have on the Building structure and systems and (y) the operation of the Building Communication Equipment will have on the radio, television or communication reception or transmission of other tenants in the Building. Additionally, Tenant shall submit to Landlord detailed plans and specifications for the installation of the Building Communication Equipment for Landlord's review and approval, which approval may be withheld by Landlord in the event Landlord determines in good faith that the installation of the Building Communication Equipment will adversely affect the Building structure or the operations of the Building systems. Landlord may also refuse to grant consent in the event the installation and operation of the Building Communication Equipment will, in Landlord's reasonable opinion, adversely affect other tenants of the Building.

            (b) The installation and operation of the Communication Link or the Building Communication Equipment, as the case may be, shall be performed by Tenant at Tenant's own cost and expense and in compliance with all laws, orders, ordinances and requirements of governmental authorities having jurisdiction thereof.

            (c) Tenant shall, at Tenant's own cost and expense, procure and maintain such permits or licenses as may be necessary for the installation and operation of the Communication Link or the Building Communication Equipment, as the case may be.

            (d) Tenant shall repair any damage to (i) the roof caused by the installation and operation of the Communication Link or the removal thereof, and (ii) any part of the Building or the Building systems caused by the installation and operation of the Building Communication Equipment or the removal thereof.

            (e) Tenant agrees to indemnify and hold Landlord harmless from any claim that may be made against Landlord arising out of the installation or operation of the Communication Link or the Building Communication Equipment, as the case may be.

      44.05 Any dispute which may arise between the parties with respect to the meaning or application of any of the provisions of this Article 45 shall be determined by arbitration in the manner provided in Article 34 hereof.

                                   ARTICLE 46

                     Landlord's Restriction on Retail Space

      46.01 Landlord shall not permit the Retail Space or any part thereof to be used (i) as an employment agency, executive search firm or similar enterprise, labor union, school, or vocational training center; (ii) as a barber shop or beauty salon other than a first-class barber shop or beauty salon; (iii) as a McDonald's, Wendy's, Burger-King or similar "fast-food" restaurant; (iv) as a video sales or rentals store; (v) as an off-tract betting parlor or similar enterprise; (vi) as a movie theatre; or (vii) as a discount retail store.

      IN WITNESS WHEREOF, Landlord and Tenant have duly executed this lease as of the day and year first above written.

                                        LANDLORD:

                                        GROVE STREET ASSOCIATES OF JERSEY CITY
                                        LIMITED PARTNERSHIP

                                        By: Grove Street Urban Renewal Corp.,
                                            a general partner


                                        By: /s/ [ILLEGIBLE]
                                            ------------------------------------
                                            Name:
                                            Title: [ILLEGIBLE]


                                        TENANT:

                                        DLJ SECURITIES CORPORATION


                                        By: /s/ [ILLEGIBLE]
                                            ------------------------------------

                                ACKNOWLEDGMENTS

STATE OF NEW YORK  )
                   ) ss.:
COUNTY OF NEW YORK )

      On the 1 day of July, 1987, before me personally came John Corli, to me known to be the individual who executed the foregoing instrument; and, who, being duly sworn by me, did depose and say that he resides at 61 Sutherland Pl, Montclair, NJ; that he is the President of GROVE STREET URBAN RENEWAL CORP., the corporation described in and which executed the foregoing instrument as the general partner of GROVE STREET ASSOCIATES OF JERSEY CITY, a New Jersey partnership, that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation; and, that he signed his name thereto by like order.


                                                         /s/ L. Brennen
                                                   ---------------------------
                                                          Notary Public

                                                          LORI BRENNEN
                                                Notary Public, State of New York
                                                         No. 01-4850516
                                                  Qualified in New York County
                                                Commission Expires Feb. 17, 1988

STATE OF NEW YORK  )
                   ) ss.:
COUNTY OF NEW YORK )

      On this 1 day of July, 1987, , before me personally came Richard S. Pechter, to me known, who being by me duly sworn, did depose and say that he resides in 3 Magnolia Pl, Summit, NJ; that he is the [ILLEGIBLE] of DLJ SECURITIES CORPORATION, the corporation described in and which executed the foregoing instrument, as Tenant, and that he signed his name thereto by order of the Board of Directors of said corporation.


                                                         /s/ L. Brennen
                                                   ---------------------------
                                                          Notary Public

                                                          LORI BRENNEN
                                                Notary Public, State of New York
                                                         No. 01-4850516
                                                  Qualified in New York County
                                                Commission Expires Feb. 17, 1988

                                   EXHIBIT A

                          DESCRIPTION OF THE PREMISES

      BEGINNING at a point on the southerly right-of-way line of Grove Street where the northerly right-of-way line of Wayne Street intersects it, as shown on a map entitled "Boundary and Topographic Survey, Grove Street Property, Block 203, Lots 1 Thru 27, Jersey City, Hudson County, N.J.," Sheet 1 of 1, prepared by Azzolina & Feury Engineering Co., and dated December 5, 1985.

      1) N. 37(degree)-45' E, 210.00 feet along the southerly line of Grove Street to the southerly line of Christopher Columbus Drive; thence,

      2) Along the southerly line of Christopher Columbus Drive, S 52(degree)-15'-00" E, 308.82 feet to the westerly line of Newark Avenue; thence,

      3)    Along the westerly line of Newark Avenue, S 25(degree)-36'-37" E,
            135.44 feet to the northerly line of Henderson Street; thence,

      4) Along the northerly line of Henderson Street, S 64(degree)-23'-33" W, 167.00 feet to the northerly line of Wayne Street; thence,

      5)    Along the northerly line of Wayne Street, N 52(degree)-15'-00" W,
            355.00 feet to the point of beginning.

      The above described area encompasses Block 203, Lots 1 through 27, on the Tax Map of the City of Jersey City.


                                 Exh.A-Page-1-

                       Grove Street Associates of Jersey
                            City Limited Partnership
                               11 Commerce Drive
                           Cranford, New Jersey 07016

                                              July 1, 1987

DLJ Securities Corporation
120 Broadway
New York, New York 10271

            Re:   International Financial Tower
                  Grove Street
                  Jersey City, New Jersey (the "Premises")

Gentlemen:

            We are this day entering into a certain Agreement of Lease ("Lease") and a certain Agreement of Limited Partnership of Pershing Plaza Urban Renewal Limited Partnership ("Partnership Agreement") with respect to the development and leasing of certain premises to be known as the International Financial Tower, Jersey City, New Jersey. This letter is intended to set forth our understanding as to certain provisions relating to the Lease. All capitalized terms used in this letter which are not separately defined herein shall have the meaning given to any such terms in the Lease.

            1. DLJ Securities Corporation ("DLJ") hereby exercises its option to include in the Demised Premises the 10th Floor of the Building, such inclusion to be effective as of the date hereof. Simultaneously with the execution of this letter agreement, each party shall execute and deliver to the other four (4) counterparts of the First Amendment to Lease in the form annexed hereto as Exhibit A. In addition, and as set forth in said First Amendment, the Option with Respect to the 10th Floor and the Option with Respect to the 11th Floor de-

DLJ Securities Corporation
July 1, 1987
Page Two


scribed in the Lease at Article 41 and Article 42, respectively, shall be deemed to mean the Option with Respect to the 11th Floor and Option with Respect to the 12th Floor.

            2. Notwithstanding anything to the contrary contained in the Lease, the undersigned hereby acknowledges and agrees that DLJ shall not be obligated to pay any "fixed rent" with respect to the Demised Premises for the sixth month in each of the second, third and fourth years of the lease term, as measured from the Rent Commitment Date in accordance with the provisions of Article 1 of the Lease.

            3. The undersigned hereby agrees that in the event Landlord fails to deliver to DLJ possession of either the Data Center by the Data Center Delivery Date or the remainder of the Demised Premises by the Initial Space Delivery Date, then in respect of the period from May 1, 1989 until the Rent Commencement Date, the undersigned shall indemnify and hold DLJ and its Affiliates harmless from and against any and all liability, claim, damage, cost or expense (including attorneys' fees and disbursements) that DLJ or its Affiliates may incur by reason of the claims of the landlord under the 120 Broadway Lease (as hereinafter defined) in connection with the failure of DLJ or its Affiliates to surrender and vacate its leased premises (containing approximately 190,000 square feet) at 120 Broadway, New York, New York (the "120 Broadway Lease") by April 30, 1989, including, without limitation, the sum of all rental, escalation, interest, penalty and other charges due under the 120 Broadway
Lease from and after May 1, 1989 which are in excess of rental charges due under the 120 Broadway Lease as of April 30, 1989. DLJ agrees that in the event that any such claim shall be made or action or proceeding instituted against it or an Affiliate, DLJ will notify the undersigned thereof and shall continue to give the undersigned notice of all developments in connection therewith within DLJ's knowledge. Further, DLJ agrees that it shall not settle any such claim without the consent of the undersigned. The undersigned shall defend any such claim, action or proceeding (collectively, "Action"), at the undersigned sole cost and expense, in the name of DLJ or its Affiliate, as the case may be, and

DLJ Securities Corporation
July 1, 1987
Page Three


shall keep DLJ advised of all proceedings relating thereto. The undersigned shall conduct all proceedings with respect to the Action with due diligence and shall select counsel reasonably satisfactory to DLJ.

            4. The undersigned hereby agrees as an inducement to DLJ to execute and deliver the Lease, the Partnership Agreement and this letter agreement that in the event the undersigned shall attempt to sell, assign or otherwise Transfer (as such term is defined in the Partnership Agreement) its interest in and to the Premises that the undersigned shall deliver a copy of this agreement to any such prospective purchaser or transferee (collectively "transferee"). Further, as a condition to any such Transfer, the undersigned shall cause such transferee to expressly assume all of the obligations of Landlord contained herein and in the Lease.

            5. Upon the closing of the Construction Loan (as defined in the Partnership Agreement), the undersigned shall deliver to DLJ a written guaranty with respect to the completion of the improvements at the Premises in substantially the same form as the guaranty, if any, required to be delivered to the Construction Lender (as defined in the Partnership Agreement) pursuant to the Construction Loan.

            6. The provisions hereof shall be binding upon and inure to the benefit of the respective parties hereto and their successors and assigns.

            7. This letter may not be changed orally but only by a written agreement signed by the parties hereto.

DLJ Securities Corporation
July 1, 1987
Page Four


            If the foregoing accurately reflects our understanding, kindly execute the enclosed copy of this letter and return the same to the undersigned.

                                        Very truly yours,

                                        GROVE STREET ASSOCIATES
                                        OF JERSEY CITY
                                        LIMITED PARTNERSHIP

                                        By: Grove Street Urban
                                              Renewal Corp.,
                                              General Partner


                                          By: /s/ [ILLEGIBLE]
                                              ----------------------------------
                                                  (Vice) President

Acknowledged and Agreed to
this 1st day of July, 1987:

DLJ SECURITIES CORPORATION


By: /s/ Richard S. Pechter
    ----------------------------------
    Richard S. Pechter,
    Chairman, Financial Services Group